                           SECOND AMENDED AND RESTATED

                                CREDIT AGREEMENT

                                      among

                             CORESTATES BANK, N.A.,
           as a Bank, as Administrative Agent, and as Managing Agent,

                  FIRST UNION NATIONAL BANK OF NORTH CAROLINA,
            as a Bank, as Documentation Agent, and as Managing Agent,

                           NATIONSBANK OF TEXAS, N.A.,
             as a Bank, as Syndication Agent, and as Managing Agent,

                          the Additional Banks listed
                          on Schedule 1 attached hereto

                          (collectively, the "BANKS"),

                                       and

                            DOBSON OPERATING COMPANY
                                (the "Borrower")




                                February 28, 1997

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

SECTION 1 - DEFINITIONS. . . . . . . . . . . . . . . . . . . . . . . . . .     3

     1.1.  Definitions . . . . . . . . . . . . . . . . . . . . . . . . . .     3
     1.2.  Rules of Construction . . . . . . . . . . . . . . . . . . . . .    16

SECTION 2 - REVOLVING CREDIT COMMITMENT. . . . . . . . . . . . . . . . . .    17

     2.1.   The Facility . . . . . . . . . . . . . . . . . . . . . . . . .    17
     2.2.   Promissory Note. . . . . . . . . . . . . . . . . . . . . . . .    18
     2.3.   Banks' Commitment. . . . . . . . . . . . . . . . . . . . . . .    18
     2.4.   Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . .    18
     2.5.   Reductions in Commitment . . . . . . . . . . . . . . . . . . .    19
     2.6.   Interest . . . . . . . . . . . . . . . . . . . . . . . . . . .    20
     2.7.   Advances . . . . . . . . . . . . . . . . . . . . . . . . . . .    26
     2.8.   Reduction and Termination of Commitment. . . . . . . . . . . .    28
     2.9.   Prepayment; Repayment. . . . . . . . . . . . . . . . . . . . .    29
     2.10.  Funding Costs; Loss of Earnings. . . . . . . . . . . . . . . .    30
     2.11.  Payments . . . . . . . . . . . . . . . . . . . . . . . . . . .    30
     2.12.  Commitment Fee . . . . . . . . . . . . . . . . . . . . . . . .    31
     2.13.  Regulatory Changes in Capital Requirements . . . . . . . . . .    31

SECTION 2A - LETTERS OF CREDIT . . . . . . . . . . . . . . . . . . . . . .    32

     2A.1  Availability of Credits . . . . . . . . . . . . . . . . . . . .    32
     2A.2  Commitment Availability . . . . . . . . . . . . . . . . . . . .    32
     2A.3  Approval and Issuance . . . . . . . . . . . . . . . . . . . . .    33
     2A.4  Obligations of the Borrower . . . . . . . . . . . . . . . . . .    33
     2A.5  Payment by Banks on Letters of Credit . . . . . . . . . . . . .    34
     2A.6  Collateral Security . . . . . . . . . . . . . . . . . . . . . .    35
     2A.7  General Terms of Credits. . . . . . . . . . . . . . . . . . . .    36

SECTION 3 - REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . . .    37

     3.1.   Organization and Good Standing . . . . . . . . . . . . . . . .    37
     3.2.   Power and Authority; Validity of Agreement . . . . . . . . . .    37
     3.3.   No Violation of Laws or Agreements . . . . . . . . . . . . . .    38

                                                                            Page
                                                                            ----

     3.4.   Material Contracts . . . . . . . . . . . . . . . . . . . . . .    38
     3.5.   Compliance . . . . . . . . . . . . . . . . . . . . . . . . . .    38
     3.6.   Litigation . . . . . . . . . . . . . . . . . . . . . . . . . .    39
     3.7.   Title to Assets. . . . . . . . . . . . . . . . . . . . . . . .    39
     3.8.   Capital Stock/Partnership Interests. . . . . . . . . . . . . .    39
     3.9.   Accuracy of Information; Full Disclosure . . . . . . . . . . .    39
     3.10.  Taxes and Assessments. . . . . . . . . . . . . . . . . . . . .    40
     3.11.  Indebtedness . . . . . . . . . . . . . . . . . . . . . . . . .    40
     3.12.  Management Agreements. . . . . . . . . . . . . . . . . . . . .    41
     3.13.  Investments. . . . . . . . . . . . . . . . . . . . . . . . . .    41
     3.14.  ERISA. . . . . . . . . . . . . . . . . . . . . . . . . . . . .    41
     3.15.  Acquisition Agreements . . . . . . . . . . . . . . . . . . . .    42
     3.16.  Fees and Commissions . . . . . . . . . . . . . . . . . . . . .    42
     3.17.  No Extension of Credit for Securities. . . . . . . . . . . . .    42
     3.18.  Perfection of Security Interests . . . . . . . . . . . . . . .    43
     3.19.  Hazardous Wastes, Substances and Petroleum
            Products . . . . . . . . . . . . . . . . . . . . . . . . . . .    43
     3.20.  Solvency . . . . . . . . . . . . . . . . . . . . . . . . . . .    43

SECTION 4 - CONDITIONS . . . . . . . . . . . . . . . . . . . . . . . . . .    44

     4.1.  First Advance . . . . . . . . . . . . . . . . . . . . . . . . .    44
     4.2.  Advance for Maryland Acquisition. . . . . . . . . . . . . . . .    48
     4.3.  Advance for Horizon Acquisition . . . . . . . . . . . . . . . .    49
     4.4.  Advance for Arizona Acquisition . . . . . . . . . . . . . . . .    50
     4.5.  Subsequent Advances . . . . . . . . . . . . . . . . . . . . . .    51
     4.6.  Additional Condition to Banks' Obligations. . . . . . . . . . .    51

SECTION 5 - AFFIRMATIVE COVENANTS. . . . . . . . . . . . . . . . . . . . .    52

     5.1.   Existence and Good Standing. . . . . . . . . . . . . . . . . .    52
     5.2.   Quarterly Financial Statements . . . . . . . . . . . . . . . .    52
     5.3.   Annual Financial Statements. . . . . . . . . . . . . . . . . .    52
     5.4.   Other Information. . . . . . . . . . . . . . . . . . . . . . .    53
     5.5.   Management Reports . . . . . . . . . . . . . . . . . . . . . .    53
     5.6.   Books and Records. . . . . . . . . . . . . . . . . . . . . . .    53
     5.7.   Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . .    53
     5.8.   Litigation; Event of Default . . . . . . . . . . . . . . . . .    54
     5.9.   Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . .    54

                                                                            Page
                                                                            ----

     5.10.  Expenses and Costs . . . . . . . . . . . . . . . . . . . . . .    54
     5.11.  Additional Collateral and New Subsidiary Designation . . . . .    55
     5.12.  Compliance; Notification . . . . . . . . . . . . . . . . . . .    56
     5.13.  ERISA. . . . . . . . . . . . . . . . . . . . . . . . . . . . .    57
     5.14.  Subsequent Credit Terms. . . . . . . . . . . . . . . . . . . .    57
     5.15.  Total Debt to Operating Cash Flow. . . . . . . . . . . . . . .    57
     5.16.  Proforma Debt Service Coverage.. . . . . . . . . . . . . . . .    58
     5.17.  Interest Coverage. . . . . . . . . . . . . . . . . . . . . . .    58
     5.18.  Fixed Charge Coverage. . . . . . . . . . . . . . . . . . . . .    58
     5.19.  Communications Leverage Ratio. . . . . . . . . . . . . . . . .    58
     5.20.  Communications Interest Coverage . . . . . . . . . . . . . . .    59
     5.21.  Interest Rate Protection . . . . . . . . . . . . . . . . . . .    59
     5.22.  Management Changes . . . . . . . . . . . . . . . . . . . . . .    59
     5.23.  Successor Administrative Agent . . . . . . . . . . . . . . . .    59
     5.24.  Transactions Among Affiliates. . . . . . . . . . . . . . . . .    60
     5.25.  Deposit Account. . . . . . . . . . . . . . . . . . . . . . . .    60
     5.26.  Other Information. . . . . . . . . . . . . . . . . . . . . . .    60

                                                                            Page
                                                                            ----

SECTION 6 - NEGATIVE COVENANTS . . . . . . . . . . . . . . . . . . . . . .    60

     6.1.   Indebtedness . . . . . . . . . . . . . . . . . . . . . . . . .    60
     6.2.   Guarantees . . . . . . . . . . . . . . . . . . . . . . . . . .    61
     6.3.   Loans. . . . . . . . . . . . . . . . . . . . . . . . . . . . .    61
     6.4.   Liens and Encumbrances . . . . . . . . . . . . . . . . . . . .    61
     6.5.   Additional Negative Pledge . . . . . . . . . . . . . . . . . .    61
     6.6.   Restricted Payments. . . . . . . . . . . . . . . . . . . . . .    61
     6.7.   Transfer of Assets; Liquidation. . . . . . . . . . . . . . . .    63
     6.8.   Acquisitions and Investments . . . . . . . . . . . . . . . . .    63
     6.9.   Payments to Affiliates . . . . . . . . . . . . . . . . . . . .    64
     6.10.  Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . .    64
     6.11.  Agreements . . . . . . . . . . . . . . . . . . . . . . . . . .    64
     6.12.  Amendments to Documents. . . . . . . . . . . . . . . . . . . .    64

SECTION 7 - NEGATIVE COVENANTS OF COMMUNICATIONS . . . . . . . . . . . . .    64

     7.1.  Indebtedness. . . . . . . . . . . . . . . . . . . . . . . . . .    64
     7.2.  Guarantees. . . . . . . . . . . . . . . . . . . . . . . . . . .    65
     7.3.  Loans . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    65
     7.4.  Liens and Encumbrances. . . . . . . . . . . . . . . . . . . . .    65
     7.5.  Additional Negative Pledge. . . . . . . . . . . . . . . . . . .    65
     7.6.  Communications Bond Debt. . . . . . . . . . . . . . . . . . . .    65
     7.7.  Amendments to Documents . . . . . . . . . . . . . . . . . . . .    66
     7.8.  Indebtedness to Subsidiaries. . . . . . . . . . . . . . . . . .    66

SECTION 8 - ADDITIONAL COLLATERAL AND RIGHT OF SET OFF . . . . . . . . . .    66

     8.1.  Additional Collateral . . . . . . . . . . . . . . . . . . . . .    66
     8.2.  Right of Set-off. . . . . . . . . . . . . . . . . . . . . . . .    66

SECTION 9 - DEFAULT. . . . . . . . . . . . . . . . . . . . . . . . . . . .    67

     9.1.  Events of Default . . . . . . . . . . . . . . . . . . . . . . .    67
     9.2.  Remedies. . . . . . . . . . . . . . . . . . . . . . . . . . . .    69

SECTION 10 - THE BANKS . . . . . . . . . . . . . . . . . . . . . . . . . .    70

     10.1. Application of Payments . . . . . . . . . . . . . . . . . . . .    70

                                                                            Page
                                                                            ----

     10.2.   Setoff. . . . . . . . . . . . . . . . . . . . . . . . . . . .    70
     10.3.   Modifications and Waivers . . . . . . . . . . . . . . . . . .    70
     10.4.   Obligations Several . . . . . . . . . . . . . . . . . . . . .    71
     10.5.   Banks' Representations. . . . . . . . . . . . . . . . . . . .    71
     10.6.   Investigation . . . . . . . . . . . . . . . . . . . . . . . .    71
     10.7.   Powers of Administrative Agent. . . . . . . . . . . . . . . .    71
     10.8.   General Duties of Agents, Immunity and Indemnity  . . . . . .    71
     10.9.   No Responsibility for Representations or Validity, etc  . . .    72
     10.10.  Action on Instruction of Banks; Right to Indemnity. . . . . .    72
     10.11.  Employment of Agents. . . . . . . . . . . . . . . . . . . . .    72
     10.12.  Reliance on Documents . . . . . . . . . . . . . . . . . . . .    72
     10.13.  Administrative Agent's Rights as a Bank . . . . . . . . . . .    73
     10.14.  Expenses. . . . . . . . . . . . . . . . . . . . . . . . . . .    73
     10.15.  Resignation of Administrative Agent . . . . . . . . . . . . .    73
     10.16.  Successor Administrative Agent. . . . . . . . . . . . . . . .    73
     10.17.  Collateral Security . . . . . . . . . . . . . . . . . . . . .    73
     10.18.  Enforcement by Administrative Agent . . . . . . . . . . . . .    74

SECTION 11 - MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . .    74

     11.1.   Indemnification and Release Provisions. . . . . . . . . . . .    74
     11.2.   Participations and Assignments. . . . . . . . . . . . . . . .    74
     11.3.   Binding and Governing Law . . . . . . . . . . . . . . . . . .    75
     11.4.   Survival. . . . . . . . . . . . . . . . . . . . . . . . . . .    76
     11.5.   No Waiver; Delay. . . . . . . . . . . . . . . . . . . . . . .    76
     11.6.   Modification. . . . . . . . . . . . . . . . . . . . . . . . .    76
     11.7.   Headings. . . . . . . . . . . . . . . . . . . . . . . . . . .    76
     11.8.   Notices . . . . . . . . . . . . . . . . . . . . . . . . . . .    76
     11.9.   Payment on Non-Business Days. . . . . . . . . . . . . . . . .    77
     11.10.  Time of Day . . . . . . . . . . . . . . . . . . . . . . . . .    77
     11.11.  Severability. . . . . . . . . . . . . . . . . . . . . . . . .    77
     11.12.  Counterparts. . . . . . . . . . . . . . . . . . . . . . . . .    77
     11.13.  Consent to Jurisdiction and Service of Process. . . . . . . .    77
     11.14.  WAIVER OF JURY TRIAL. . . . . . . . . . . . . . . . . . . . .    79
     11.15.  ACKNOWLEDGMENTS . . . . . . . . . . . . . . . . . . . . . . .    79

                                LIST OF EXHIBITS


Exhibit A:     Advance Request Form

Exhibit B:     Form of Promissory Note

Exhibit C:     Funding Costs and Loss of Earnings Calculation

Exhibit D:     Disclosure Pursuant to Representations and Warranties

Exhibit E:     Form of Quarterly Compliance Certificate

Exhibit F:     Letter of Credit Request Form

Exhibit G:     Standby Letter of Credit Application Form

Exhibit H:     Commercial Letter of Credit Application Form

Exhibit I:     Form of Assignment and Assumption Agreement

                                     SECOND
                      AMENDED AND RESTATED CREDIT AGREEMENT


          THIS SECOND AMENDED AND RESTATED CREDIT AGREEMENT is made this 28th day of February, 1997, by and among DOBSON OPERATING COMPANY ("Borrower"), an Oklahoma corporation with offices at 13439 N. Broadway Extension, Suite 200, Oklahoma City, Oklahoma 73114, CORESTATES BANK, N.A., a national banking association with offices at 1339 Chestnut Street, Philadelphia, Pennsylvania 19101 ("CoreStates"), in its capacity as administrative agent hereunder ("Administrative Agent"), NATIONSBANK OF TEXAS, N.A., a national banking association ("NationsBank"), in its capacity as Syndication Agent hereunder ("Syndication Agent"), FIRST UNION NATIONAL BANK OF NORTH CAROLINA, a national banking association ("First Union"), in its capacity as Documentation Agent hereunder ("Documentation Agent"), the banks listed on Schedule 1 attached hereto (CoreStates and such additional banks, individually a "Bank" and collectively the "Banks"). Each of the Guarantors, as herein defined, has executed this Credit Agreement for the limited purposes of making the representations and warranties set forth in Article 3 and agreeing to the covenants set forth in Articles 5, 6 and 7 hereof.

                                   BACKGROUND

          WHEREAS, Borrower (under its previous name, Dobson Communications Corporation), its wholly owned subsidiary, Dobson Cellular Systems, Inc. (the "Original Corporate Borrowers") and Everett R. Dobson Irrevocable Family Trust, Stephen T. Dobson Irrevocable Family Trust, and Robbin L. Dobson Irrevocable Family Trust ("collectively, the "Trust Borrowers" and together with the Original Corporate Borrowers, the "Original Borrowers") entered into a Credit Agreement dated November 9, 1994 with Administrative Agent and Bank IV Oklahoma, N.A. (the "Original Lenders"), which Credit Agreement was amended by Amendment No. 1 to Credit Agreement dated September 19, 1995 and Amendment No. 2 to Credit Agreement dated December 1, 1995 (as amended, the "Original Credit Agreement"), pursuant to which the Original Lenders agreed to make loans and advances to the Original Corporate Borrowers up to an aggregate principal amount outstanding at any time of Twenty Five Million Dollars ($25,000,000), and to make a Six Million Dollar ($6,000,000) term loan to the Trust Borrowers (the "Trust Loan"), in each case subject to the terms and conditions set forth therein; and

          WHEREAS, the Original Borrowers and certain additional borrowers (the "Amended and Restated Borrowers") entered into an Amended and Restated Credit Agreement dated March 19, 1996 (the "Amended and Restated Credit Agreement") with the Administrative Agent and certain additional banks listed therein (the "Amended and Restated Lenders"), pursuant to which the Amended and Restated Lenders agreed to make loans and advances to the Amended and Restated Borrowers up to an aggregate principal amount outstanding at any time of Eighty Four Million Dollars ($84,000,000), and to permit the Trust Loan to remain outstanding thereunder, in each case subject to the terms and conditions set forth therein; and

          WHEREAS, in a series of related transactions occurring substantially concurrently with the execution of this Second Amended and Restated Credit Agreement, (i) Borrower has changed its name from Dobson Communications Corporation to Dobson Operating Company, (ii) a newly-formed Oklahoma corporation has changed its name to Dobson Communications Corporation ("Communications"), (iii) all of the issued and outstanding shares of capital stock of the Borrower are being transferred by the current holders thereof to Communications in exchange for shares of capital stock of Communications and all of the shares of the capital stock of certain of Borrower's subsidiaries are being transferred from Borrower to Communications (as further defined herein, the "Reorganization") and (iv) Communications is issuing its Senior Notes due 2007 pursuant to an Indenture dated February 28, 1997, and selling such notes to certain holders pursuant to a Preliminary Offering Memorandum dated February 10, 1997 and a Final Offering Memorandum dated February 25, 1997 (as further defined herein, the "Communications Bond Debt");

          WHEREAS, in connection with and subject to the Completion of the foregoing transactions and to the terms and conditions set forth below, the Borrower, the Managing Agents and the Banks wish to amend and restate the Amended and Restated Credit Agreement in order to: (i) increase the amount of the Commitment available to Borrower to Two Hundred Million Dollars

($200,000,000), (ii) refinance all existing indebtedness of the Amended and Restated Borrowers under the Amended and Restated Credit Agreement (other than the Trust Loan), (iii) finance capital expenditures and general corporate purposes of the Borrower and the Guarantors (except Communications provided that expenses relating to the Communications Bond Debt may be advanced), (iv) finance the Arizona Acquisition (as defined below) in an aggregate principal amount of Forty Five Million Dollars ($45,000,000) subject to normal working capital adjustments, (v) finance, together with the proceeds of the Communications Bond Debt, the acquisition of Maryland RSA #2 (as further defined below, the "Maryland Acquisition") in an aggregate principal amount of approximately Seventy Five Million Two Hundred Thousand Dollars ($75,200,000), subject to adjustments required by the applicable Acquisition Agreements, (vi) finance, together with the proceeds of the Communications Bond Debt, the acquisition of Horizon Cellular's Maryland RSA #3, Maryland Hagerstown MSA, Maryland Cumberland MSA, and Pennsylvania RSA #10-West (as further defined below, the "Horizon Systems Acquisition" and together with the Arizona Acquisition and the Maryland Acquisition, collectively the "Acquisitions") in an aggregate principal amount of Seventy-Five Million Dollars ($75,000,000), subject to normal working capital adjustments plus capital expenditure reimbursements not to exceed Three Million Dollars ($3,000,000), (vii) finance Permitted Acquisitions, (viii) finance advances to New Guarantors, (ix) commencing after the first four such interest payments, in the absence of any existing or created Events of Default (other than those arising only under Paragraph 9.1(b) hereof) to fund dividends and distributions to Communications to fund regularly scheduled semi-annual interest payments on Communications Bond Debt, (x) finance a Seven Million Five Hundred Fifty One Thousand Dollar ($7,551,000) distribution to Communications to fund a distribution by Communications to its shareholders of which $6,000,000 shall be further distributed to the Trust Borrowers and used to repay the Trust Loan in full, and (xi) together with the proceeds of the Communications Bond Debt, finance closing costs with respect to this Agreement, the Communications Bond Debt, the Reorganization and the Acquisitions to the extent completed on the date hereof in an aggregate amount not to exceed Eleven Million Five Hundred Thousand Dollars ($11,500,000);

          WHEREAS, the amendment and restatement of the Amended and Restated Credit Agreement hereunder is not intended by the parties to constitute either a novation or a discharge or satisfaction of the indebtedness under the Amended and Restated Credit Agreement, which indebtedness shall remain outstanding hereunder on the terms and conditions hereinafter provided.

          NOW, THEREFORE, in consideration of the foregoing background and the promises and the agreements hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree that, effective upon the Effective Date as hereinafter defined, the Amended and Restated Credit Agreement is amended and restated in its entirety as follows:

                                    SECTION 1

                                   DEFINITIONS

          1.1. DEFINITIONS. When used in this Agreement, the following terms shall have the respective meanings set forth below. Certain terms relating to interest rates are defined in Paragraph 2.6 and shall have the respective meanings set forth therein.

          "ACCUMULATED FUNDING DEFICIENCY" has the meaning ascribed to that term in Section 302 of ERISA.


          "ACQUISITIONS" shall have the meaning specified in the fourth paragraph of the Background Section.

          "ACQUISITION AGREEMENTS" means, collectively: (i) the Asset Purchase Agreement dated as of September 25, 1996 among Borrower, Maryland, Maryland Wireless Communications, L.P. and Wendy Coleman; (ii) the Services Agreement dated as of December 9, 1996 among Maryland, Maryland Wireless Communications Limited Partnership, Wendy Coleman and Washington Baltimore Cellular Limited Partnership; (iii) the Asset Purchase Agreement dated as of November 19, 1996 among Horizon Cellular Telephone Company of Hagerstown, L.P., Cumberland Cellular Partnership,

Maryland and Borrower; and (iv) the purchase agreement to be entered into among Aztel, Inc., Gila River Telecommunications, Inc., U.S. West Newvector Group, Inc., Tohono O'Odhom Utility Authority and Dobson Cellular of Arizona, Inc., together with all schedules and exhibits thereto and all documents delivered in connection therewith, in connection with the Arizona Acquisition.

          "ADVANCE" means a borrowing under the Commitment pursuant to Paragraph
2.7 of this Agreement.

          "ADVANCE REQUEST FORM" means the certificate in the form attached hereto as Exhibit A to be delivered by Borrower to Administrative Agent as a condition of each Advance.

          "AFFILIATE" means: (i) any person who or entity which directly or indirectly owns, controls or holds five percent (5%) or more of the outstanding beneficial interest in the Borrower; (ii) any entity of which five percent (5%) or more of the outstanding beneficial interest is directly or indirectly owned, controlled, or held by the Borrower; (iii) any entity which directly or indirectly is under common control with the Borrower; (iv) any officer or director of the Borrower or any Affiliate; or (v) any immediate family member of any person who is an Affiliate. For purposes of this definition, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract, or otherwise.

          "ADMINISTRATIVE AGENT" means CoreStates in its capacity as administrative agent for the Banks hereunder, and its successors and assigns in such capacity.

          "AGREEMENT" means this Second Amended and Restated Credit Agreement and all exhibits and schedules hereto, as each may be amended, modified or restated from time to time.

          "ARIZONA" means Dobson Cellular of Arizona, Inc., an Oklahoma corporation and a wholly owned Subsidiary of Borrower.

          "ARIZONA ACQUISITION" shall mean a transaction or series of related transactions to be in form and substance satisfactory to Required Banks, pursuant to which Arizona will acquire a seventy-five percent (75%) interest in GRCGP and GRCGP will own the FCC license and related assets for the operation of a System for the FCC's Rural Service Area No. 322, Arizona 5-Gila.

          "ASSIGNMENT OF NOTES" means the assignment by Borrower in favor of Administrative Agent on behalf of Banks of notes payable to Borrower from each of the Cellular Partnerships, required to be delivered pursuant to Section 4 hereof, as amended, modified or restated from time to time.

          "BANK" means individually and "BANKS" means collectively, the Managing Agents, and the banks set forth on Schedule 1 attached hereto, their respective successors and assigns and any additional banks or lenders which become parties to this Agreement after the date hereof, but shall not include any bank or lender which is replaced hereunder.

          "BORROWER" means Dobson Operating Company, an Oklahoma corporation and a wholly owned Subsidiary of Communications.

          "BUSINESS DAY" means any day not a Saturday, Sunday or a day on which banks are required or permitted to be closed under the laws of the Commonwealth of Pennsylvania.

          "CAPITAL EXPENDITURE" means an expenditure for any fixed asset having a useful life of more than one (1) year, or any improvements or additions thereto, including direct or indirect acquisition of such assets, and including any obligations to pay rent or other amounts under a Capital Lease; provided, however, that Capital Expenditures shall not include acquisitions of stock or assets which are made in accordance with Paragraph 6.8 hereof.

          "CAPITAL LEASES" means capital leases and subleases, as defined in Statement 13 of the Financial Accounting Standards Board dated November 1976, as amended and updated from time to time.

          "CELLULAR" means Dobson Cellular Systems, Inc., an Oklahoma corporation and a wholly-owned subsidiary of Borrower.

          "CELLULAR PARTNERSHIP" means individually and "CELLULAR PARTNERSHIPS" means collectively, Texas 2, Oklahoma 5, Oklahoma 7 and any other entity in which the Borrower or Cellular owns, directly or indirectly, a partnership interest and serves, directly or indirectly, as the Managing General Partner.

          "CELLULAR PARTNERSHIP PROMISSORY NOTE" shall have the meaning set forth in Paragraph 4.1(f) hereof.

          "CERCLA" means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, as amended from time to time, and all rules and regulations promulgated in connection therewith.

          "CODE" means the Internal Revenue Code of 1986, as amended from time to time, and regulations with respect thereto in effect from time to time.

          "COLLATERAL SECURITY DOCUMENTS" means collectively, the Security Agreements, the Pledge Agreements, the Pledges of Partnership Interests, the Assignment of Notes, and the Guaranty Agreements, in each case required to be delivered pursuant to Section 4 hereof, and any additional documents granting security to Administrative Agent on behalf of Banks hereunder or any interest rate hedging agreement with a Bank.

          "COLLATERAL" means the collateral security afforded to Administrative Agent on behalf of Banks under the Collateral Security Documents.

          "COMMITMENT" means the maximum aggregate principal amount which Banks on a several basis have agreed to advance to the Borrower under Paragraph
2.1(a) hereof and/or issue Letters of Credit under Section 2A hereof being Two Hundred Million Dollars ($200,000,000) on the date hereof, as such amount may be reduced from time to time in accordance with the terms hereof.

          "COMMITMENT REDUCTION DATE" shall have the meaning specified in Paragraph 2.5 hereof.

          "COMMUNICATIONS" means Dobson Communications Corporation, an Oklahoma corporation, and the owner of all of the issued and outstanding shares of capital stock of Borrower.

          "COMMUNICATIONS ACT" means collectively The Federal Communications Act of 1934 and the Telecommunications Act of 1996, each as amended from time to time, and the rules and regulations in effect at any time thereunder.

          "COMMUNICATIONS BOND DEBT" shall mean the high yield debt offering by Communications in a principal amount of not less than One Hundred Fifty Million Dollars ($150,000,000) and not more than One Hundred Eighty Million Dollars ($180,000,000) including any exchange notes issued in connection with any exchange offer made in connection therewith, and the documents and agreements evidencing and establishing such Indebtedness as in effect on the date hereof as described in the Preliminary Offering Memorandum dated February 10, 1997 with respect to the Communications Bond Debt and as may be amended from time to time in accordance with the terms thereof and hereof.

          "COMMUNICATIONS INTEREST EXPENSE", as of any date of determination, shall mean the interest expense of Communications and its Consolidated Subsidiaries for the four most recent fiscal quarters as adjusted by interest income earned by Communications under the Escrow Agreement, as determined in accordance with GAAP.

          "COMMUNICATIONS LEVERAGE RATIO" shall mean as of the last day of the most recently ended quarter, the ratio of Communications Total Debt to Communications Operating Cash Flow.

          "COMMUNICATIONS OPERATING CASH FLOW", as of any date of determination shall mean the Operating Cash Flow of Communications and its Consolidated Subsidiaries on a consolidated basis for the four most recent fiscal quarters adjusted as required, with respect to any Cellular Partnership, to take into account any minority ownership when intercompany Indebtedness to the Borrower has been paid in full; provided, however, that such Operating Cash Flow may be increased by up to a maximum amount of Five Million Dollars ($5,000,000) of losses attributable to New Businesses incurred from the date hereof through and including March 31, 1998, to the extent such losses were included in the calculation of Operating Cash Flow.

          "CONSOLIDATED SUBSIDIARY" means individually, and "CONSOLIDATED SUBSIDIARIES" means collectively, as the context shall require, those Subsidiaries of Communications or Borrower, now existing or hereafter created or acquired whose accounts, financial results or position, for either federal income tax or financial accounting purposes, are consolidated with those of Communications or Borrower, as applicable.

          "COMMUNICATIONS TOTAL DEBT" shall mean the Total Debt of Communications and its Consolidated Subsidiaries, excluding the outstanding balance of the Communications Bond Debt which is held pursuant to the Escrow Agreement, if any.

          "DEFAULT" means an event, condition or circumstance the occurrence of which would, with the giving of notice or the passage of time or both, constitute an Event of Default.

          "DOBSON TELEPHONE" means Dobson Telephone Company, Inc., an Oklahoma corporation, and a wholly owned subsidiary of Borrower.

          "EFFECTIVE DATE" shall mean the date on which the conditions set forth in Paragraph 4.1 shall have been satisfied.

          "ENID" means Dobson Cellular of Enid, Inc., an Oklahoma corporation, and a wholly owned subsidiary of Borrower.

          "ENVIRONMENTAL CONTROL STATUTES" means any federal, state, county, regional or local laws governing the control, storage, removal, spill, release or discharge of Hazardous Substances, including without limitation CERCLA, the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and the Hazardous and Solid Waste Amendments of 1984, the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, The Clean Air Act, the Clean Air Act Amendments, the Hazardous Materials Transportation Act, the

Emergency Planning and Community Right to Know Act of 1986, the National Environmental Policy Act of 1975, the Oil Pollution Act of 1990, the Toxic Substances Control Act, any similar or implementing state law, and in each case including all amendments thereto and all rules and regulations in effect at any time thereunder and all permits issued in connection therewith.

          "EPA" means the United States Environmental Protection Agency, or any successor thereto.

          "ERISA" means the Employee Retirement Income Security Act of 1974, all amendments thereto and all rules and regulations in effect at any time thereunder.

          "ERISA AFFILIATE" means, when used with respect to any Plan, ERISA, the PBGC or a provision of the Code pertaining to employee benefit plans, any person that is a member of any group or organization within the meaning of Code Sections 414(b), (c), (m) or (o) of which a Borrower or a Subsidiary is a member.
          "ESCROW AGREEMENT" means the Escrow and Security Agreement dated February 28, 1997 between Communications and the trustee for the Communications Bond Debt pursuant to which the proceeds of the Communications Bond Debt are held in escrow, subject to release of portions thereof in connection with the completion of the Horizon Acquisition and the Maryland Acquisition, to secure the special repurchase and the mandatory redemption (if applicable) of, and two years interest on, the Communications Bond Debt.

          "EVENT OF DEFAULT" means an event described in Paragraph 9.1 hereof.

          "FIBER" means Dobson Fiber Company, Inc., an Oklahoma corporation and a wholly owned subsidiary of Borrower.

          "FCC" means the Federal Communications Commission, or any successor thereto.

          "FINAL MATURITY DATE" shall mean the earlier of September 30, 2005 or the date on which the Commitment is terminated pursuant to Paragraph 2.8 hereof.

          "FIXED CHARGE COVERAGE RATIO" means, as of any date of determination, the ratio of: (a) the Borrower and its Consolidated Subsidiaries' Operating Cash Flow for the most recently ended Rolling Period; to (b) the sum of (i) mandatory and regularly scheduled principal payments or required Commitment reductions with respect to Total Debt of the Borrower and its Consolidated Subsidiaries required to be paid during such period; and (ii) the amount paid for Capital Expenditures for the Borrower and its Consolidated Subsidiaries,
(iii) cash Interest Expense of the Borrower and its Consolidated Subsidiaries,
(iv) cash taxes of the Borrower and its Consolidated Subsidiaries, to the extent allocable to them pursuant to the Tax Sharing Agreement, and (v) distributions and dividends paid by the Borrower, including without limitations any amounts paid to fund interest on the Communications Bond Debt, but not including the up to $7,500,000 permitted to be distributed for New Businesses in each case in cash, without duplication, and for the most recently ended Rolling Period.

          "GAAP" means generally accepted accounting principles set forth in the Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and in statements of the Financial Accounting Standards Board and in such other statements by such other entity as Administrative Agent may reasonably approve, which are applicable in the circumstances as of the date in question; and such principles observed in a current period shall be comparable in all material respects to those applied in a preceding period.

          "GRCGP" shall mean the Gila River Cellular General Partnership, a general partnership to be formed for the purpose of effectuating the Arizona Acquisition.

          "GUARANTOR" means individually, and "GUARANTORS" means collectively, any party at any time obligated to the Banks pursuant to the Guaranty Agreement.

          "GUARANTY AGREEMENT" means the Guaranty Agreement which
Communications, Cellular, Woodward, Enid, Fiber, KS/MO, Maryland, Arizona, Oklahoma 5, Oklahoma 7 and Texas 2 have delivered to Administrative Agent on behalf of Banks pursuant to Section 4 hereof, as amended, modified or restated from time to time.

          "HAZARDOUS SUBSTANCE" means petroleum products and items defined in the Environmental Control Statutes as "hazardous substances", "hazardous wastes", "pollutants" or "contaminants" and any other toxic, reactive, corrosive, carcinogenic, flammable or hazardous substance or other pollutant.

          "HORIZON SYSTEMS ACQUISITION" means the acquisition by Maryland or Borrower of Maryland RSA #3, Maryland Hagerstown MSA, Maryland Cumberland MSA, and Pennsylvania RSA #10-West from Horizon Cellular Telephone Company of Hagerstown, L.P. and Cumberland Cellular Partnership pursuant to that certain Asset Purchase Agreement dated as of November 19, 1996.

          "INDEBTEDNESS" of any person means and includes all obligations of such person which, in accordance with GAAP, shall be classified on a balance sheet of such person as liabilities of such person and in any event shall include all (i) obligations of such person for borrowed money or which have been incurred in connection with the acquisition of property or assets, (ii) obligations secured by any lien upon property or assets owned by such person, notwithstanding that such person has not assumed or become liable for the payment of such obligations, (iii) obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such person, notwithstanding the fact that the rights and remedies of the seller, lender or lessor under such agreement in the event of default are limited to repossession or sale of property, (iv) Capitalized Leases, (v) guarantees, (vi) letters of credit and letter of credit reimbursement obligations and (vii) net payments under interest rate protection agreements.

          "INTEREST EXPENSE", as of any date of determination, shall mean the interest expense of the Borrower and its Consolidated Subsidiaries, for the four most recent fiscal quarters, as determined in accordance with GAAP.

          "KS/MO" means Dobson Cellular of Kansas/Missouri, Inc., an Oklahoma corporation and a wholly-owned Subsidiary of Borrower.

          "LETTER OF CREDIT" means individually, and "LETTERS OF CREDIT" means individually and collectively, the letter(s) of credit issued hereunder in the form agreed upon among the Borrower, the Administrative Agent and the beneficiary thereof at the time of issuance thereof and participated in by the Banks pursuant to the terms and conditions of Section 2A hereof.

          "LETTER OF CREDIT REQUEST FORM" shall mean the certificate in the form attached as EXHIBIT F hereto to be delivered by the Borrower to Administrative Agent as a condition of each issuance of a Letter of Credit pursuant to Paragraph 2A.3 hereof.

          "LETTER OF CREDIT SUBLIMIT" shall mean the portion of the Commitment up to which Banks have agreed to participate in the issuance by Administrative Agent of Letters of Credit pursuant to Paragraph 2A hereof, being Fifteen Million Dollars ($15,000,000) on the date of this Agreement.

          "LOAN" means the outstanding principal balance under the Commitment and the face amount of Letters of Credit issued under the Commitment, and, without duplication, the amount of all unreimbursed draws under Letters of Credit under Paragraph 2A of this Agreement, together with interest accrued thereon and fees and expenses incurred in connection therewith.

          "LOCAL AUTHORITIES" means individually and collectively the state and local governmental authorities and administrative agencies which govern the commercial or industrial facilities owned or operated by the Borrower, a Guarantor, or any Operating Company.

          "LOC CONTRIBUTION" shall have the meaning assigned to it in Paragraph 2.5A hereof.

          "MANAGING AGENTS" means collectively, CoreStates, NationsBank and First Union.

          "MARYLAND" means Dobson Cellular of Maryland, Inc., an Oklahoma corporation and a wholly-owned Subsidiary of Borrower.

          "MARYLAND ACQUISITION" means the acquisition by Maryland or Borrower of the FCC license for Maryland RSA #2 and related assets and customer lists from Maryland Wireless Communications, L.P., Wendy Coleman and Washington Baltimore Cellular Limited Partnership pursuant to that certain Asset Purchase Agreement dated as of September 25, 1996 and that certain Services Agreement dated as of December 9, 1996.

          "MATERIAL ADVERSE EFFECT" means a material adverse effect on the business, financial condition or prospects of the Borrower, any Subsidiary of the Borrower, or any Guarantor as a result of any condition, circumstance or contingency, either singly or in the aggregate.

          "MAXIMUM PRINCIPAL AMOUNT" means the maximum principal amount of the Loan which each Bank has agreed to lend or participate in the issuance of Letters of Credit as set forth in Paragraph 2.3 hereof.

          "NET PROCEEDS" shall have the meaning specified in Paragraph 2.9(b)(i)(A) hereof.

          "NEW BUSINESSES" shall mean investments by Communications after the date of this Agreement in entities engaged in any domestic communications or related service business.

          "NEW GUARANTOR" shall have the meaning specified in Paragraph 5.11(c) hereof.

          "NOTE" means the promissory notes in the form of Exhibit B attached hereto and delivered by the Borrower to Banks pursuant to Paragraph 4.1 hereof, as each may be amended, modified, restated or divided from time to time.

          "OKLAHOMA 5" means Oklahoma RSA 5 Limited Partnership, an Oklahoma limited partnership of which Cellular, through Oklahoma Independent 5, is the Managing General Partner.

          "OKLAHOMA 7" means Oklahoma RSA 7 Limited Partnership, an Oklahoma limited partnership of which Cellular, through Oklahoma Independent 7, is the Managing General Partner.

          "OKLAHOMA INDEPENDENT 5" means Oklahoma Independent RSA 5 General Partnership, an Oklahoma general partnership, which is the general partner of Oklahoma 5 of which Cellular is the Managing General Partner.

          "OKLAHOMA INDEPENDENT 7" means Oklahoma Independent RSA 7 General Partnership, an Oklahoma general partnership, which is the general partner of Oklahoma 7 of which Cellular is the Managing General Partner.

          "OPERATING CASH FLOW" means, as of any date of determination for the four most recent fiscal quarters, the (i) sum of net income, provision for income taxes, Interest Expense, depreciation expense, amortization expense, extraordinary losses, and other non-cash charges; less (ii) interest and dividend income, capitalized marketing costs attributable to such fiscal period, reductions in deferred taxes, gains on the sale of assets, extraordinary gains and other non-cash components of income, adjusted, as required with respect to any Cellular Partnership to take into account any minority ownership when intercompany Indebtedness to the Borrower has been paid in full. The provision for income taxes and reductions in deferred taxes shall be adjusted in accordance with the Tax Sharing Agreement. In the fiscal quarter in which any Permitted Acquisition is completed, and the three fiscal quarters immediately thereafter, the Operating Cash Flow of the acquired entity for the period for which Operating Cash Flow is being determined shall be included in calculation of the Consolidated Cash Flow of Borrower and of Communications, with such adjustments as the chief financial officer of Borrower or Communications shall certify as reasonable and with which the Banks shall be reasonably satisfied.

          "PARTNERSHIP AGREEMENT" means individually and "PARTNERSHIP AGREEMENTS" means collectively the Agreement Establishing Texas 2 Limited Partnership dated August 31, 1989, the Agreement Establishing Oklahoma 5 Limited Partnership dated August 9, 1989, the Agreement Establishing Oklahoma 7 Limited Partnership dated August 9, 1989, the Agreement Establishing Oklahoma Independent 5 Partnership dated August 9, 1989, and the Agreement Establishing Oklahoma Independent 7 Partnership dated August 9, 1989, and any other partnership agreement which creates any Cellular Partnership, as each may be amended from time to time in accordance with the terms hereof and thereof.

          "PBGC" means the Pension Benefit Guaranty Corporation, or any successor thereto.

          "PERMITTED ACQUISITION" shall have the meaning specified in Paragraph
6.8 hereof.

          "PERMITTED INVESTMENT" means an investment in: (i) short term certificates of deposit, (ii) obligations fully guaranteed by the United States government, (iii) commercial paper maturing not in excess of 365 days from the date of acquisition and rated P-1 by Moody's Investors Service, Inc. or A-1 by Standard & Poors Ratings Service on the date of acquisition, or (iv) indebtedness maturing not in excess of 365 days from the date of acquisition and rated A or better by Moody's Investors Service, Inc. or Standard & Poors Ratings Service on the date of acquisition.

          "PLAN" means any employee pension benefit or employee welfare benefit plan as defined in Sections 3(1) or (2) of ERISA maintained or sponsored by, contributed to, or covering employees of, any Borrower, any Subsidiary or any ERISA Affiliate.

          "PLEDGE AGREEMENT" means individually and Pledge Agreements means collectively the pledge agreements required to be executed and delivered by Communications and Borrower pursuant to Section 4 as each may be amended, modified or restated from time to time.

          "PLEDGE OF PARTNERSHIP INTERESTS" means individually, and "PLEDGES OF PARTNERSHIP INTERESTS" means collectively, the pledges to be delivered by Cellular, Oklahoma Independent 5, Oklahoma Independent 7 or any Cellular Partnership and the other general partners of Oklahoma Independent 5 and Oklahoma Independent 7 pursuant to Section 4 hereof, as each may be amended, modified or restated from time to time.

          "PRO RATA SHARE" means, as to a Bank, the ratio which the outstanding principal balance of its portion of the Loan bears to the aggregate outstanding principal balance of the Loan, at any time.

          "PROFORMA DEBT SERVICE" means, on any date of determination, the sum of: (i) Proforma Interest Expense as of such date, plus; (ii) principal payments scheduled to be made on Total Debt for the twelve months following the date of determination and with respect to the Loan as of any test date, the difference between the then-current outstanding principal amount of the Loan and the amount to which the Commitment is to be reduced within twelve months.

          "PROFORMA INTEREST EXPENSE" means, on any date of determination, for the consecutive twelve month period following such date, the result of the following calculation:

               {[A + B]/2} x C

          where:

               A =  Total Debt at beginning of period.

               B = Total Debt at end of period, taking into account all scheduled principal payments and required Commitment reductions within such twelve month period.

               C = With respect to the Loan, the applicable interest rate as calculated based on the existing Base Rate or LIBOR Rate plus the Applicable Margin as in effect at the date of determination plus the applicable rate under any other Indebtedness.

          "RELEASE" means any spill, leak, emission, discharge or the pumping, pouring, emptying, disposing, injecting, escaping, leaching or dumping of a Hazardous Substance.

          "REORGANIZATION" means the corporate reorganization pursuant to which Communications will become the holding company parent of Borrower and Borrower will transfer to Communications all of the issued and outstanding capital stock of certain subsidiaries of Borrower.

          "REQUIRED BANKS" means those Banks (which may include Administrative Agent) holding sixty six and two-thirds percent (66-2/3%) or more of the amount of the Commitment or, if indebtedness is outstanding hereunder, sixty six and two-thirds percent (66-2/3%) or more of such outstanding indebtedness.

          "RESTRICTED PAYMENTS" means: (i) redemptions, repurchases, dividends and distributions of any kind in respect of the Borrower's or Communications' capital stock (including without limitation any class of common or preferred shares); (ii) so long as the Cellular Partnership Promissory Note from the applicable Cellular Partnership to Borrower remains outstanding, distributions of any kind in respect of partnership interests in Texas 2, Oklahoma 5, Oklahoma 7, Oklahoma Independent 5 and Oklahoma Independent 7; and (iii) payments of principal and interest on and any redemptions or repurchases of, Subordinated Debt.

          "ROLLING PERIOD" means the most recent four fiscal quarters ended March 31, June 30, September 30, or December 31.

          "SECURITY AGREEMENT" means individually and "SECURITY AGREEMENTS" means collectively the amended and restated security agreements required to be executed and delivered by the Borrower and the Guarantors pursuant to Section 4 hereof, as the same may be amended, modified or restated from time to time.

          "SHARES" of any corporation means any and all shares of capital stock of such corporation of any class or other shares, interests, participation or other equivalents (however designated) in the capital of such corporation.

          "SUBORDINATED DEBT" means (i) the Communications Bond Debt plus (ii) any indebtedness of the Borrower, Communications or any Guarantor subordinated to the Loan with subordination provisions, in form and substance satisfactory to Managing Agents.

          "SUBORDINATION AGREEMENT" means individually and "SUBORDINATION AGREEMENTS" means collectively the amended and restated subordination agreements in favor of Administrative Agent required to be executed and delivered pursuant to Section 4 hereof by any Affiliate of Borrower or any of its Subsidiaries to which such an entity is indebted, and any agreement executed in connection with any Subordinated Debt incurred after the date hereof, as the same may be amended, modified or restated from time to time.

          "SUBSIDIARY" means individually and "SUBSIDIARIES" means collectively, with respect to Borrower or any Guarantor, any corporation of which such Borrower or Guarantor (or one or more other Subsidiaries of such Borrower or Guarantor) shall at the time own Shares (however designated) having ordinary voting power for the election of at least a majority of the board of directors (or other governing body) of such corporation, other than Shares having such power only by reason of the happening of a contingency, or any partnership (limited or general) of which such Borrower or Guarantor (or one or more other Subsidiaries of such Borrower or Guarantor) shall at any time be the general partner or own fifty percent (50%) or more of the issued and outstanding partnership interests. Unless otherwise specified, any reference to a Subsidiary or Subsidiaries in this Agreement means a Subsidiary or Subsidiaries of a Borrower or a Guarantor and includes, specifically but without limitation, each of the Cellular Partnerships.

          "SYSTEM" means individually and "SYSTEMS" means collectively the wireless cellular communication systems and personal communications systems owned, operated or managed by the Borrower or any Subsidiary of the Borrower, including, without limitation for the FCC's: (i) Texas 2-Hansford Rural Service Area, Market Number 653B, operating in twelve counties in northwestern Texas, owned and operated by Texas 2, (ii) Oklahoma 5 West-Roger Mills Rural Service Area, Market Number 600B1, operating in three counties in western Oklahoma, owned and operated by Oklahoma 5, (iii) Oklahoma 7-Beckham Rural Service Area, Market Number 602B, operating in five counties in central and western Oklahoma, owned and operated by Oklahoma 7, (iv) Oklahoma 2-Harper Rural Service Area, Market Number 597A, operating in six counties in northwestern Oklahoma, owned and operated by Woodward, (v) Enid, Oklahoma Metropolitan Service Area, Market Number 302A, operating in the area of Enid, Oklahoma owned and operated by Enid,
(vi) Kansas Rural Service Area 5, Market Number 432A, Missouri Rural Service Area 1, Market Number 504A, Missouri Rural Service Area 4, Market Number 507A, and the Linn County, Missouri Rural Service Area 5, Market Number 508A, operating in Kansas and Missouri and owned and operated by KS/MO, (vii) Maryland Rural Service Area, Market Number 468, operating in Kent County, Maryland and owned and operated by Maryland, (viii) Maryland Rural Service Area Number 3 in the State of Maryland, the Cumberland, Maryland metropolitan statistical area, the Hagerstown, Maryland statistical area and the Pennsylvania 10 West Rural Service Area, owned and operated by Maryland; and (ix) (upon consummation of the Arizona Acquisition) Rural Service Area No. 322, Arizona 5 - Gila, and any additional communications system acquired by a Borrower or a Guarantor to the extent permitted by Paragraph 6.8 hereof.

          "TEXAS 2" means Texas RSA No. 2 Limited Partnership, a Texas limited partnership of which Cellular is the Managing General Partner.

          "TOTAL DEBT" means, as of any date of determination with respect to any entity, the sum of all obligations for borrowed money, all payments required under non-compete agreements, capital lease obligations, amounts required under installment sales purchases, all debt or other financial obligations of others guaranteed by such entity, and any amounts for which the such entity is contingently liable to provide, as equity or debt, advances to other parties. With respect to Borrower, "TOTAL DEBT" shall exclude any Subordinated Debt owed by the Borrower to Communications or any subsidiary of Communications not owned by Borrower.

          "WOODWARD" means Dobson Cellular of Woodward, Inc., an Oklahoma corporation and a wholly-owned Subsidiary of the Borrower.

          1.2.  RULES OF CONSTRUCTION.

                (a) GAAP. Except as otherwise provided herein, financial and accounting terms used in the foregoing definitions or elsewhere in this Agreement, shall be defined in accordance with GAAP. If the Borrower or any Bank determines that a change in GAAP from that in effect on the date hereof has altered the treatment of certain financial data to its detriment under this Agreement, such party may, by written notice to the others and Administrative Agent not later than ten (10) days after the effective date of such change in GAAP, request renegotiation of the financial covenants affected by such change. If the Borrower and Required Banks have not agreed on revised covenants within thirty (30) days after delivery of such notice, then, for purposes of this Agreement, GAAP will mean generally accepted accounting principles on the date just prior to the date on which the change that gave rise to the renegotiation occurred.

               (b)  USE OF TERM "CONSOLIDATED".  Any term defined in Paragraph
1.1 hereof, when modified by the word "Consolidated," shall have the meaning given to such term herein as to Communications or the Borrower, as applicable, and all entities whose accounts, financial results or position, for either federal income tax or financial accounting purposes, are consolidated with those of Communications or the Borrower, as applicable, in accordance with GAAP.

                                    SECTION 2

                           REVOLVING CREDIT COMMITMENT

          2.1.  THE FACILITY.

                (a) LOAN. From time to time prior to the Final Maturity Date, subject to satisfaction of the applicable conditions set forth in Section 4 hereof and the provisions below, each Bank on a several basis shall make Advances to the Borrower up to such Bank's respective Maximum Principal Amount, which the Borrower may repay and reborrow, up to the amount of the Commitment (as reduced by the available amount to be drawn under Letters of Credit and any unreimbursed draws under Letters of Credit), as the Commitment may be reduced from time to time in accordance with the terms hereof.

                (b) NO NOVATION; FIRST ADVANCE. On the Effective Date, this Agreement amends and restates the Amended and Restated Credit Agreement, provided, however, that the execution and delivery of this Agreement, the Notes, the Collateral Security Documents and the other documents and agreements executed in connection herewith shall not in any circumstances be deemed to have terminated, extinguished or discharged the indebtedness under the Amended and Restated Credit Agreement or the collateral security therefor, all of which indebtedness and collateral security shall continue under and be governed by this Agreement, the Notes, the Collateral Security Documents and the other documents and agreements executed and delivered in connection herewith. On the Effective Date, each Bank shall advance its respective Pro Rata Share of the first advance, which may be netted against its outstandings under the Amended and Restated Credit Agreement and shall be used to repay all outstanding indebtedness under the Amended and Restated Credit Agreement due the Original Lenders which are not Banks.

          2.2. PROMISSORY NOTE. The indebtedness of the Borrower to each Bank under the Loan will be evidenced by a Note executed by the Borrower in favor of such Bank in the form of Exhibit B hereto. The original principal amount of each Bank's Note from the Borrower will be the amount identified in Paragraph

2.3 hereof as its respective Maximum Principal Amount of Loan; provided, however, that notwithstanding the face amount of each such Note, the Borrower's liability under each such Note shall be limited at all times to its aggregate actual indebtedness, including principal, interest and fees, and obligations under Letters of Credit and unreimbursed draws under Letters of Credit then outstanding in connection with the Loan hereunder.

          The Notes issued hereunder amend and restate in their entirety, and are substituted for, the Revolving/Term Notes and Term Notes held by the Amended and Restated Lenders as described in the Amended and Restated Credit Agreement, without any discharge, satisfaction or novation of the underlying indebtedness or any collateral security thereof, all of which indebtedness and collateral security remains outstanding under this Agreement, the Notes issued pursuant hereto and the Collateral Security Documents.

          2.3. BANKS' COMMITMENT. Schedule 1 attached hereto sets forth the names and addresses of the Banks and the Pro Rata Shares and Maximum Principal Amounts in which Banks shall participate in the Loan.

          2.4. USE OF PROCEEDS. Funds advanced under the Loan shall be used by Borrower to: (i) refinance all existing indebtedness of the Amended and Restated Borrowers under the Amended and Restated Credit Agreement (other than the Trust
Loan), (ii) finance capital expenditures and general corporate purposes of the Borrower and the Guarantors (except Communications, provided that expenses relating to the Communications Bond Debt may be advanced), (iii) finance the Arizona Acquisition in an aggregate principal amount of Forty Five Million Dollars ($45,000,000) subject to normal working capital adjustments, (iv) finance the Maryland Acquisition in an aggregate principal amount of approximately Seventy Five Million Two Hundred Thousand Dollars ($75,200,000), subject to adjustments required by the applicable Acquisition Agreements, (v) finance the Horizon Systems Acquisition in an aggregate principal amount of approximately Seventy Five Million Dollars ($75,000,000) subject to normal working capital adjustments including certain capital expenditure reimbursements,

(vi) finance Permitted Acquisitions, (vii) finance advances to New Guarantors;
(viii) finance a Seven Million Five Hundred Fifty One Thousand Dollar ($7,551,000) distribution to Communications to fund a distribution by Communications to its shareholders of which $6,000,000 shall be distributed to the Trust Borrowers to repay the Trust Loan in full, (ix) commencing after the first four such interest payments on the Communications Bond Debt have been made, in the absence of any existing or created Events of Default (other than those arising only under Paragraph 9.1(b) hereof), fund distributions and dividends to Communications to fund regularly scheduled semi-annual interest payments on the Communications Bond Debt to the extent permitted herein, and (x) together with a portion of the proceeds of the Communications Bond Debt, finance closing costs with respect to this Agreement, the Communications Bond Debt, and the Acquisitions to the extent completed on the date hereof in an aggregate amount not to exceed Eleven Million Five Hundred Thousand Dollars ($11,500,000).

          2.5.  REDUCTIONS IN COMMITMENT.

                (a)  COMMITMENT REDUCTION DATES.

                     (i) The aggregate outstanding principal balance under the Commitment on the Final Maturity Date shall be due and payable on the Final Maturity Date.

                    (ii) On June 30, 2000 and on the last Business Day of each March, June, September and December thereafter until September 30, 2005 (each, a "Commitment Reduction Date"), the Commitment shall be reduced by an amount equal to the outstanding principal balance on June 30, 2000 multiplied by the percentages set forth below.

          QUARTERLY COMMITMENT     QUARTERLY COMMITMENT
            REDUCTION DATE              REDUCTION
          --------------------     --------------------
          06/30/00 - 03/31/01           3.75%
          06/30/01 - 03/31/02           4.25%
          06/30/02 - 03/31/03           4.50%
          06/30/03 - 03/31/04           4.75%
          06/30/04 - 03/31/05           5.25%

          06/30/05 - 09/30/05           5.00%


               (b) COMMITMENT REDUCTION PAYMENTS. On each Commitment Reduction Date the Borrower shall make a principal payment (including any amounts due under Paragraph 2.10 hereof) of amounts outstanding under Commitment in an amount sufficient to cause the sum of advances under the Loan, and without limitation, the undrawn amount of and unreimbursed draws under Letters of Credit, to be equal to or less than the amount of the Commitment as then so reduced.

               (c) MANDATORY PREPAYMENTS. In addition, the Loan will be subject to prepayments in connection with certain events, as set forth in Paragraphs 2.8 and 2.9 hereof.

               (d) ACCELERATION. Notwithstanding the immediately preceding subparagraphs, the aggregate outstanding balance of the Note shall be due and payable on the date of Administrative Agent's notice to Borrower of the occurrence of an Event of Default, termination of the Commitment and acceleration of the Loan.

          2.6. INTEREST. Portions of the Loan shall bear interest on the outstanding principal amount thereof in accordance with the following provisions:

               (a) DEFINITIONS. When used in this Agreement, the following words and terms shall have the respective meanings set forth below:

               "ADJUSTED BASE RATE" means the Base Rate plus the Applicable Margin, such rate to change when and as the Base Rate changes and when and as the Applicable Margin changes.

               "ADJUSTED LIBOR RATE" means, for any Interest Period, as applied to a Portion, the rate per annum (rounded upwards, if necessary to the next 1/100 of 1%) determined pursuant to the following formula:

                               LIBOR RATE
               ---------------------------------------------
               1 - Administrative Agent's Reserve Percentage

For purposes hereof, "LIBOR RATE" shall mean, as applied to a Portion, the rate which appears on the Telerate Page 3750 at approximately 9:00 a.m. Philadelphia time two Business Days prior to the commencement of such Interest period for the offering to leading banks in the London Interbank Market of deposits in United States dollars ("Eurodollars") or, if such rate does not appear on the Telerate page 3750, the rate which appears (or, if two or more such rates appear, the average rounded up to the nearest 1/100 of 1% of the rates which appear) on the Reuters Screen LIBO Page as of 11:00 a.m. Philadelphia time two Business Days prior to the commencement of the Interest Period, in either case for an amount substantially equal to such Portion as to which the Borrower may elect the Libor-Based Rate to be applicable with a maturity of comparable duration to the Interest Period selected by the Borrower for such Portion, as may be adjusted from time to time in accordance with Paragraph 2.6(e) hereof.

          "APPLICABLE MARGIN" means: in the absence of Default or an Event of Default, with respect to each Portion bearing interest based on the Base Rate or Libor Rate, respectively, the percentage per annum set forth in the appropriate column below that corresponds to the Communications Leverage Ratio set forth in the left-hand column below, as calculated based on the quarterly compliance certificate of the Borrower and Communications most recently delivered pursuant to Paragraph 5.2 hereof:

                         APPLICABLE          APPLICABLE
COMMUNICATIONS           BASE RATE           LIBOR
LEVERAGE RATIO           MARGIN              MARGIN
--------------           ----------          ----------
10.00 or greater         1.750%              3.000%
9.00 or greater          1.500%              2.750%
 but less than 10.00
8.00 or greater          1.25%               2.500%
 but less than 9.00
7.00 or greater          1.00%               2.250%
 but less than 8.00
6.00 or greater          0.750%              2.000%
 but less than 7.00
5.0 or greater           0.500%              1.750%
 but less than 6.0
4.0 or greater           0.250%              1.500%
 but less than 5.00
Less than 4.0            0.000%              1.250%

          The Applicable Margin shall be adjusted quarterly by Administrative Agent and shall become effective on the earlier of (i) two (2) Business Days after the receipt by Administrative Agent of the quarterly compliance certificate of Borrower and Communications pursuant to Paragraph 5.2 hereof, and
(ii) the last date on which such compliance certificate was to be delivered, provided, however, that in the event the Borrower fails to deliver such compliance certificate on a timely basis, the Communications Leverage Ratio shall be deemed to be "10.00 or greater" until such compliance certificate is delivered, and in each case the Applicable Margin shall remain in effect until the next quarterly determination of the Applicable Margin by Administrative Agent; provided, however, that the Applicable Margin shall be adjusted on the date of each Acquisition on a prospective basis based on the proforma Communications Leverage

Ratio as set forth in the Compliance Certificate delivered by the Borrower in connection with such Acquisition.

          "BASE RATE" means the higher of (a) the Federal Funds Rate plus one half of one percent ( 1/2%) per annum or (b) the Prime Rate.

          "FEDERAL FUNDS RATE" means, for any day, the effective rate of interest for such day, as announced from time to time by the Board of Governors of the Federal Reserve System as shown in publication H.15 as the "Federal Funds Rate."

          "INTEREST PERIOD" means, with respect to the Libor-Based Rate, a period of one (l), two (2), three (3) or six (6) months' duration (or such other periods requested by the Borrower and available from the Banks in their sole discretion), as the Borrower may elect, during which the Libor-Based Rate is applicable; provided, however, that (i) interest on each Portion (other than Portions bearing interest at the Adjusted Base Rate) shall accrue from and including the first day of its Interest Period to, but excluding, the day on which such Interest Period expires; (ii) if any Interest Period would otherwise end on a day which is not a London Business Day, such Interest Period shall be extended to the next succeeding London Business Day unless such London Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding London Business Day, as applicable (subject to clause
(iii) below); and (iii) any Interest Period for a Portion bearing interest at the Libor-Based Rate which begins on the last London Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last London Business Day of a calendar month.

          "LIBOR-BASED RATE" means the Adjusted Libor Rate plus the Applicable Margin, such rate to change when and as the Applicable Margin changes.

          "LONDON BUSINESS DAY" means any Business Day on which banks in London, England are open for business.

          "PORTION" means a portion of a Loan as to which the Borrower has elected a specific interest rate and, with respect to a Portion bearing interest at the Libor-Based Rate, an Interest Period.

          "PRIME RATE" means the rate of interest announced by Administrative Agent from time to time as its prime rate.

          "REGULATION D" means Regulation D of the Board of Governors of the Federal Reserve System, comprising Part 204 of Title 12, Code of Federal Regulations, as amended from time to time, and any successor thereto.

          "RESERVE" means, for any day, that reserve (expressed as a decimal) which is in effect (whether or not actually incurred) with respect to a Bank on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor or any other banking authority to which a Bank is subject including any board or governmental or administrative agency of the United States or any other jurisdiction to which a Bank is subject), for determining the maximum reserve requirement (including without limitation any basic, supplemental, marginal or emergency reserves) for Eurocurrency liabilities as defined in Regulation D.

          "RESERVE PERCENTAGE" means, for a Bank on any day, that percentage (expressed as a decimal) prescribed by the Board of Governors of the Federal Reserve System (or any successor or any other banking authority to which a Bank is subject, including any board or governmental or administrative agency of the United States or any other jurisdiction to which a Bank is subject), for determining the maximum reserve requirement (including without limitation any basic, supplemental, marginal or emergency reserves) for deposits of United States Dollars in a non-United States or an international banking office of a Bank used to fund a Portion subject to a Libor-Based Rate or any loan made with the proceeds of such deposit. The Libor-Based Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.

               (b)  INTEREST ON LOAN.

                    (i) At the election of the Borrower, in accordance with the provisions of Paragraph 2.6(c) below, in the absence of an Event of Default or Default hereunder, and prior to maturity, each Portion of the Loan shall bear interest at either the Base Rate or the Libor-Based Rate, in each case, plus the Applicable Margin.

                    (ii) Notwithstanding the foregoing, upon the occurrence and during the continuance of an Event of Default or Default hereunder, including after maturity and before and after judgment, Borrower hereby agrees to pay to Banks interest on the outstanding principal balance of the Loan and, to the extent permitted by law, overdue interest with respect thereto, at the rate of two percent (2%) per annum in excess of the Adjusted Libor Rate or Adjusted Base Rate, as applicable, plus the highest Applicable Margin, for each Portion then outstanding and bearing interest through the end of the applicable Interest Period and thereafter at the Adjusted Base Rate, plus the highest Applicable Base Rate margin plus two percent (2%) per annum.


                (c) PROCEDURE FOR DETERMINING INTEREST PERIODS AND RATES OF INTEREST.

                    (i) If the Borrower elects the Adjusted Base Rate to be applicable to a Portion, such Borrower must notify Administrative Agent of such election prior to twelve o'clock (12:00) noon Philadelphia time one (l) Business Day prior to the proposed application of such rate. If Borrower elects the Libor-Based Rate to be applicable to a Portion, Borrower must notify Administrative Agent of (i) such election and (ii) the Interest Period selected prior to eleven o'clock (11:00) a.m. Philadelphia time at least three (3) London Business Days prior to the date of the applicable Advance or the commencement of the proposed Interest Period. If the applicable Borrower does not provide the required notice for the Libor-Based Rate, then such Borrower shall be deemed to have requested that the Adjusted Base Rate shall apply to any Portion as to which the Interest Period is expiring and to any new Advance until the Borrower shall have given proper notice of a change in or determination of the rate of interest in accordance with this Paragraph 2.6(c).

                   (ii) The Borrower shall not elect more than ten (10) different Portions (other than Portions bearing interest at the Adjusted Base
Rate) to be applicable to the Loan at one time.

               (d) PAYMENT AND CALCULATION OF INTEREST. Interest shall be due and payable on the last day of each Interest Period for each Portion; provided, however, that (i) with respect to Portions which bear interest at the Libor-Based Rate, having an Interest Period in excess of three (3) months, the Borrower shall pay interest quarterly in arrears on the last Business Day of each March, June, September and December commencing on the first such date after the date on which such Interest Period commences and continuing on the last Business Day of each March, June, September and December thereafter and on the expiration of each Interest Period; and (ii) with respect to Portions which bear interest at the Adjusted Base Rate, Borrower shall pay interest on the last Business Day of each March, June, September and December commencing on the first such date after the first Portion which bears interest at the Adjusted Base Rate. Interest shall be calculated in accordance with the provisions of Paragraph 2.6(b) hereof and (i) with respect to Portions which bear interest at the Libor-Based Rate, on the basis of the actual number of days elapsed over a year of three hundred sixty (360) days and (ii) with respect to Portions which bear interest at the Adjusted Base Rate, on the basis of the actual number of days elapsed over a year of 365 days (or, if appropriate, 366 days).

               (e) RESERVES. If at any time when a Portion is subject to the Libor-Based Rate, and a Bank is subject to and incurs a Reserve for which the Banks have not been compensated pursuant to the calculation of the Adjusted Libor Rate, the Borrower hereby agree to pay within five (5) Business Days of demand thereof from time to time, as billed by Administrative Agent on behalf of itself or a Bank, such additional amount as is necessary to reimburse such Bank for its costs in maintaining such Reserve. Such amount shall be computed by taking into account the cost incurred by the Bank in maintaining such Reserve in an amount equal to such Bank's ratable share of the Portion on which such Reserve is incurred. The determination by Administrative Agent of such costs incurred and the allocation, if any, of such costs among the Borrower and other customers which have similar arrangements with such Bank shall be prima facie evidence of the correctness of the fact and the amount of such additional costs.

               (f) SPECIAL PROVISIONS APPLICABLE TO LIBOR-BASED RATE. The following special provisions shall apply to the Libor-Based Rate:

                    (i) CHANGE OF LIBOR-BASED RATE. The Libor-Based Rate may be automatically adjusted by Administrative Agent on a prospective basis to take into account the additional or increased cost of maintaining any necessary reserves for Eurodollar deposits or increased costs due to changes in applicable law or regulation or the interpretation thereof occurring subsequent to the commencement of the then applicable Interest Period, including but not limited to changes in tax laws (except changes of general applicability in corporate income tax laws) and changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System (or any successor), excluding the Reserve Percentage, that increase the cost to Banks of funding the Loan or a Portion thereof bearing interest at the Libor-Based Rate. Administrative Agent shall give the Borrower notice of such a determination and adjustment, which determination shall be prima facie evidence of the correctness of the fact and the amount of such adjustment. the Borrower may, by notice to Administrative Agent, (A) request Administrative Agent to furnish to the Borrower a statement setting forth the basis for adjusting such Libor-Based Rate and the method for determining the amount of such adjustment; and/or (B) repay the Portion with respect to which such adjustment is made in accordance with Paragraphs 2.9 and
2.10 hereof.

                   (ii) UNAVAILABILITY OF EURODOLLAR FUNDS. In the event that the Borrower shall have requested the Libor-Based Rate in accordance with Paragraph 2.6(c) hereof and any Bank shall have reasonably determined that Eurodollar deposits equal to the amount of the principal of such Bank's share of the

Portion and for the Interest Period specified are unavailable, or that the Libor-Based Rate will not adequately and fairly reflect the cost of making or maintaining such Bank's share of the principal amount of the Portion specified by the Borrower during the Interest Period specified or that by reason of circumstances affecting Eurodollar markets, adequate and reasonable means do not exist for ascertaining the Libor-Based Rate applicable to the specified Interest Period, Administrative Agent shall promptly give notice of such determination to the Borrower that the Libor-Based Rate is not available. Upon such a determination, (i) the Banks' obligation to advance or maintain Portions at the Libor-Based Rate shall be suspended until Administrative Agent shall have notified Borrower and Banks that such conditions shall have ceased to exist, and (ii) the Adjusted Base Rate shall be applicable to Portions.

                  (iii) ILLEGALITY. In the event that it becomes unlawful for a Bank to maintain Eurodollar liabilities sufficient to fund such Bank's share of any Portion subject to the Libor-Based Rate, then such Bank shall immediately notify the Borrower thereof (with a copy to Administrative Agent) and such Bank's obligations hereunder to make Advances or maintain Portions at the Libor-Based Rate shall be suspended until such time as such Bank may again cause the Libor-Based Rate to be applicable to its share of any Portion of the outstanding principal balance of the Loan, and until such time such Bank's share of any Portion shall then bear interest at the Adjusted Base Rate.

          2.7.  ADVANCES.

                (a) The Borrower shall give Administrative Agent written notice of each requested Advance under the Commitment specifying the date, amount and purpose thereof. Such notice shall be given at the time for providing the requisite notices set forth in Paragraph 2.6(c) hereof relating to the election of interest rates. Each such notice shall be in the form of the Advance Request Form attached hereto as EXHIBIT A, shall be certified by the chief executive and chief financial officers of the Borrower and shall contain the following information and representations, which shall be deemed affirmed and true and correct as of the date of the requested Advance:

                    (i) the aggregate amount of the requested Advance, which in the case of the Commitment shall be in multiples of $1,000,000 or the unborrowed balance of the Commitment;

                   (ii)  the purpose of the requested Advance;

                  (iii) confirmation of the interest rate(s) the Borrower has elected to apply to the Advance and, if more than one interest rate has been elected, the amount of the Portion as to which each interest rate shall apply;

                   (iv) with respect to any Portion bearing interest at the Libor-Based Rate, the Interest Period selected;

                    (v) demonstration of compliance with Paragraphs 5.15 through 5.20 and Paragraphs 6.1, 6.3, 6.6, 6.7 and 7.1 hereof following such Advance by delivery of a completed Exhibit A to Quarterly Covenant Compliance Certificate;

                   (vi) statements that the representations and warranties set forth in Section Three hereof are true and correct in all material respects as of the date thereof; no Event of Default or Default hereunder has occurred and is then continuing; and that there has been no material adverse change in Communications and its Consolidated Subsidiaries or the Borrower and its Consolidated Subsidiaries' financial condition, operations or business since the date of the quarterly and audited annual financial statements most recently delivered by the Borrower to Banks pursuant to Paragraphs 4.1, 5.2 and 5.3 of this Agreement; and

                    (vii) if the requested Advance is to finance a Permitted Acquisition, Borrower has complied with and delivered the items required by Paragraphs 5.11(c), if applicable, and 6.8 hereof.

               (b) (i) Upon receiving a request for an Advance in accordance with subparagraph (a) above, Administrative Agent shall promptly request that each Bank advance its Pro Rata Share of the requested Advance to Administrative Agent. Each Bank shall advance its Pro Rata Share of the requested Advance to Administrative Agent by delivering federal funds immediately available at Administrative Agent's offices prior to twelve o'clock (12:00) noon on the date of the Advance. Subject to the satisfaction of the terms and conditions hereof, Administrative Agent shall make the requested Advance available to the Borrower by crediting such amount to the Borrower's deposit account with Administrative Agent not later than two o'clock (2:00) p.m. on the day of the requested Advance; provided, however, that in the event Administrative Agent does not receive a Bank's share of the requested Advance by such time as provided above, Administrative Agent shall not be obligated to Advance such Bank's share.

                   (ii) Unless Administrative Agent shall have been notified by a Bank prior to the date such Bank's share of any such Advance is to be made by such Bank that such Bank does not intend to make its share of such requested Advance available to Administrative Agent, Administrative Agent may assume that such Bank has made such proceeds available to Administrative Agent on such date, and Administrative Agent may, in reliance upon such assumption (but shall not be obligated to), make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to Administrative Agent by such Bank on the date the Advance is made, Administrative Agent shall be entitled to recover such amount, on demand from such Bank, together with interest thereon in respect of each day during the period commencing on the date such amount was made available to the Borrower and ending on (but excluding) the date Administrative Agent recovers such amount, from such Bank, at a rate per annum, equal to the effective rate for overnight federal funds in New York as reported by the Federal Reserve Bank of New York for such day (or, if such day is not a Business Day, for the next preceding Business Day). If such Bank (other than a Bank which is the Administrative Agent) fails to pay such amount forthwith upon such demand, Administrative Agent may recover such amount from Borrower, with interest at the Adjusted Base Rate.

               (c) Each request for an Advance pursuant to this Paragraph 2.7 shall be irrevocable and binding on the Borrower. In the case of any Advance which is to bear interest at the Libor-Based Rate, the Borrower shall indemnify each Bank against any loss, cost or expense incurred by such Bank as a result of any failure of the Borrower to borrow the Advance for any reason, including without limitation, the failure to fulfill on or before the date specified in such request for an Advance the applicable conditions set forth in Section Four, including, without limitation, any loss (excluding loss of the Applicable Margin) and anticipated profits), cost or expense incurred by reason of the liquidation or redeployment of deposits or other funds acquired by such Bank to fund the Advance to be made by such Bank when such Advance is not made on such date, as calculated by Administrative Agent in accordance with EXHIBIT C attached hereto.

          2.8.  REDUCTION AND TERMINATION OF COMMITMENT.

               (a) THE BORROWER. The Borrower shall have the right at any time and from time to time, upon three (3) days prior written notice to Administrative Agent, to reduce the Commitment in whole or in part pro rata among the Banks in increments aggregating $1,000,000 or multiples thereof without penalty or premium, provided that on the effective date of such reduction the Borrower shall make a prepayment of the Loan in an amount, if any, by which the aggregate outstanding principal balance of the Loan, together with the undrawn amount of and unreimbursed draws under Letters of Credit, exceeds the amount of the Commitment as then so reduced, together with accrued interest on the amount so prepaid and together with any amount which may be due pursuant to Paragraph 2.10 hereof.
               (b) BANKS. Pursuant to Paragraph 9.2 hereof, Required Banks shall have the right to terminate the Commitment at any time following the occurrence of any Event of Default hereunder, in their discretion and upon notice to the Borrower. Any payment following the occurrence of an Event of Default, acceleration and demand for payment shall include the payment of any amounts due pursuant to Paragraph 2.10 hereof.

               (c) RESTORATION ONLY WITH CONSENT. Any termination or reduction of the Commitment pursuant to subparagraphs 2.8(a), and (b) shall be permanent, and the Commitment cannot thereafter be restored or increased without the written consent of all Banks.

          2.9.  PREPAYMENT; REPAYMENT.

               (a) VOLUNTARY. Upon three (3) Business Day's prior written notice with respect to any Portion bearing interest at the Libor-Based Rate and same day notice with respect to any Portion bearing interest at the Adjusted Base Rate, by the Borrower to Administrative Agent, the Borrower may prepay all or any portion of the outstanding principal balance under the Loan at any time, provided that (i) payments of the Loan hereunder prior to the Final Maturity Date shall not reduce the Commitment and may be reborrowed; (ii) such payments shall be applied in accordance with subparagraph (c) below; (iii) any prepayment shall be in an amount equal to or in excess of $5,000,000 and multiples of $1,000,000 in excess thereof; and (iv) such prepayment shall be accompanied by any amounts which may be due pursuant to Paragraph 2.10 hereof.

               (b)  MANDATORY.

                    (i)  EVENTS OF PREPAYMENT.

                         (A)  SALE OF ASSETS.  In the event of dispositions of
assets by the Borrower or any of its Subsidiaries after the date of this Agreement, excepting such sales or dispositions permitted by Paragraph 6.7(a)(i) or (ii) hereof, then 100% of the proceeds from such sale net of taxes and reasonable expenses in connection therewith (the "Net Proceeds") shall be used by the Borrower to make a prepayment of the Loan and reduce the Commitment as specified in clause (ii) below;

                         (B)  INDEBTEDNESS.  (1) If the Borrower or any of its
Subsidiaries shall incur Indebtedness for borrowed money after the date hereof, other than as permitted pursuant to Paragraph 6.1 hereof, all of the proceeds thereof shall be used to make a prepayment of the Loan and reduce the Commitment as specified in clause (ii) below; and (2) if Communications (but not its Subsidiaries other than Borrower and its Subsidiaries) incurs Indebtedness for borrowed money (except the Communications Bond Debt) after the date hereof, the proceeds thereof shall be used to make a prepayment of the Loan
(but not to reduce the Commitment) as specified in clause (ii) below.

                         (C)  DISTRIBUTIONS.  If, after the date hereof,
Borrower makes any dividends, distributions, advances, loans, or other payments to Communications or any Subsidiary of Communications not directly owned by Borrower other than in the ordinary course of business for value received, Borrower shall be required to make a mandatory prepayment of the Loan in the amount of such dividend, distribution, advance or loan and to reduce the Commitment as specified in clause (ii) below; PROVIDED, HOWEVER that if such dividend, distribution, advance or loan is permitted under subparagraph (a) of Paragraph 6.6 hereof, when the Communications Leverage Ratio is less than 4.50:1 or is permitted under subparagraphs (b), (c) or (d) of Paragraph 6.6 hereof at any time, Borrower may make such dividend, distribution, advance or loan and shall not be required to make a prepayment of the Loan or to reduce the Commitment by such amount;

                    (ii) If an event described in clause (i) above occurs prior to the Final Maturity Date, and the Commitment is required to be reduced by the amounts specified, and if following such reduction in the Commitment, the amount of the Loan, together with the undrawn amount of and unreimbursed draws under Letters of Credit, exceeds the Commitment as then reduced, the amount of such excess shall be paid by the Borrower as a prepayment of the Loan.


               (c) APPLICATION. Required payments and reductions in the Commitment shall be applied on the basis of each Bank's Pro Rata Share thereof.


          2.10. FUNDING COSTS; LOSS OF EARNINGS. In connection with any prepayment or repayment of a Portion bearing interest based on the Libor-Based Rate made on other than the last day of the applicable Interest Period, whether such prepayment or repayment is voluntary, mandatory, by demand, acceleration or otherwise, the Borrower shall pay to Banks any loss (excluding loss of Applicable Margin and anticipated profits), costs or expense incurred by Banks or any of them, which may arise in connection with such prepayment or repayment, as calculated by Administrative Agent in accordance with EXHIBIT C attached hereto.

          2.11. PAYMENTS. All payments of principal, interest, fees and other amounts due hereunder, including any prepayments thereof, shall be made by Borrower to Administrative Agent in immediately available funds before twelve o'clock (12:00) noon on any Business Day at the principal office of Administrative Agent set forth at the beginning of this Agreement. Borrower hereby authorizes Administrative Agent to charge Borrower's account with Administrative Agent for all payments of principal, interest and fees when due hereunder.

          2.12. COMMITMENT FEE. The Borrower shall pay to Administrative Agent (for the benefit of Banks) a non-refundable commitment fee at the rate of three-eighths of one percent (3/8%) per annum on the unborrowed portion of the Commitment from the date hereof through the Final Maturity Date, which fee shall be calculated on the basis of the actual number of days elapsed over a year of three hundred sixty (360) days and be payable at the offices of Administrative Agent quarterly in arrears on the last day of each December, March, June and September, as billed by Administrative Agent. Banks shall share in such commitment fee on the basis of their Pro Rata Shares.

          2.13. REGULATORY CHANGES IN CAPITAL REQUIREMENTS. If any Bank shall have determined that the adoption or the effectiveness after the date hereof of any law, rule, regulation or guideline regarding capital adequacy, or any change in any of the foregoing or in the interpretation or administration of any of the foregoing by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Bank (or any lending office of such Bank) or such Bank's holding company with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Bank's capital or on the capital of such Bank's holding company if any, as a consequence of this Agreement, the Commitment, Advances or the Loan made by such Bank pursuant hereto to a level below that which such Bank or its holding company could have achieved but for such adoption, change or compliance (taking into consideration such Bank's policies and the policies of such Bank's holding company with respect to capital adequacy) by an amount deemed by such Bank to be material, then from time to time the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank or its holding company for any such reduction suffered together with interest on each such amount from the date demanded until payment in full thereof at the rate provided in Paragraph 2.6(b)(ii) hereof with respect to amounts not paid when due.

          Each Bank will notify the Borrower of any event occurring after the date of this Agreement that will entitle such Bank to compensation pursuant to this Paragraph as promptly as practicable after it obtains knowledge thereof and determines to request such compensation. An election by any Bank not to demand compensation for increased costs or reduction in amounts received or receivable or reductions in return on capital with respect to any such event shall not constitute a waiver of such Bank's right to demand compensation with respect to any other such event. A certificate of such Bank setting forth such amount or amounts as shall be necessary to compensate such Bank or its holding company as specified above shall be delivered to Borrower and shall be conclusive absent manifest error. Borrower shall pay such Bank the amount shown as due on any such certificate delivered by such Bank within three (3) days after its receipt of the same.


                                   SECTION 2A

                                LETTERS OF CREDIT

          2A.1 AVAILABILITY OF CREDITS. Subject to the terms and conditions set forth herein, Banks shall from time to time prior to one year prior to the Final Maturity Date participate in the issuance by Administrative Agent of Letters of Credit for the account of Borrower on the following terms and conditions:

               (a) at the time of issuance of the Letter of Credit, the unborrowed portion of the Commitment shall equal or exceed the sum of the amount available to be drawn under such Letter of Credit and the amount available to be drawn under and any unreimbursed draws under all other Letters of Credit;

               (b) at the time of issuance of the Letter of Credit, the amount available to be drawn under such Letter of Credit and all other Letters of Credit then outstanding hereunder plus any unreimbursed draws under all other Letters of Credit shall not exceed, in the aggregate, the Letter of Credit Sublimit;

               (c) the final expiration date of each Letter of Credit shall be on or before the earlier of one year from (i) the date of issuance thereof or
(ii) the Final Maturity Date;

               (d) there shall not exist at the time of issuance of the Letter of Credit, and as a result thereof, any Default or Event of Default; and

               (e) each Letter of Credit issued under this Section 2A shall be required by Borrower or a Guarantor in the ordinary course of its business.

          Upon issuance of each Letter of Credit, each Bank shall have a participation interest therein based on its Pro Rata Share of the Commitment as set forth in SCHEDULE 1 attached to the Agreement.

          2A.2 COMMITMENT AVAILABILITY. The amount available under the Commitment as from time to time in effect shall be reduced by the amount available to be drawn under all outstanding Letters of Credit and unreimbursed amounts of any draws under Letters of Credit. The amount by which the Commitment is so reduced shall not be available for Advances under Paragraph 2.7 hereof, except Advances thereunder which are made to reimburse

Administrative Agent for draws under the Letters of Credit as permitted pursuant to Paragraph 2A.4(b) hereof.

          2A.3  APPROVAL AND ISSUANCE.

               (a) Borrower shall provide Administrative Agent not less than three (3) Business Days' prior written notice of each request for the issuance of a Letter of Credit by delivery of a Letter of Credit Request Form in the form attached as EXHIBIT F hereto and Administrative Agent's Letter of Credit Application in either the form attached as EXHIBIT G ("Standby Letter of Credit Application") or EXHIBIT H ("Commercial Letter of Credit Application") hereto. Each Letter of Credit Request Form submitted by Borrower to Administrative Agent requesting the issuance of a Letter of Credit shall be certified by the chief executive or chief financial officer of the Borrower, and shall, in addition to the matters described in Paragraph 2.7 hereof, list all Letters of Credit outstanding for the account of Borrower at that time and, for each Letter of Credit so listed, its face amount, outstanding undrawn balance and expiration date. It shall be a condition to the issuance of any Letter of Credit that Administrative Agent shall have received a Letter of Credit Request Form and either a Standby Letter of Credit Application or a Commercial Letter of Credit Application as described above and that the conditions set forth in Paragraph 4.5 shall be satisfied.

               (b) Administrative Agent will promptly provide to Banks written or telephonic notification of Administrative Agent's receipt of the Letter of Credit Request Form and the Letter of Credit Application which shall state (i) the amount of the Letter of Credit requested and (ii) the expiration date of the requested Letter of Credit.

          2A.4  OBLIGATIONS OF THE BORROWER.

               (a) Borrower agrees to pay to Administrative Agent in connection with each Letter of Credit issued hereunder: (i) immediately upon the demand of Administrative Agent on behalf of all Banks, the amount paid by each Bank with respect to such Letter of Credit; (ii) immediately upon demand of Administrative

Agent, the amount of any draft presented purporting to be drawn under such Letter of Credit provided that the draft and accompanying documents conform to the terms of the Letter of Credit but subject to the terms of Paragraph 2A.7 (whether or not Administrative Agent has at such time honored such draft) and any other amounts paid thereunder (it being understood that Administrative Agent is not required to make demand upon or proceed against any Bank or other party or to resort to any Collateral before obtaining payment from Borrower); (iii) on the date of issuance of each Letter of Credit and on the effective date of any extension or renewal of any Letter of Credit a non-refundable fee for the benefit of Banks in accordance with each Bank's percentage share of the Commitment as set forth on Schedule 1 attached hereto, calculated on the face amount of such Letter of Credit in the following amounts: (A) a standard issuance charge determined by the Administrative Agent plus the Applicable Libor Margin for the period during which the Letter of Credit is to be outstanding plus (B) a twenty-five basis points fronting fee payable to Administrative Agent; (iv) interest on any indebtedness outstanding with respect to such Letter of Credit, whether for funds paid on drafts on such Letter of Credit, or otherwise (but such indebtedness shall not include undrawn balances of such Letter of Credit issued hereunder) at the rate applicable to Base Rate Portions under Paragraph 2.6(b)(i)(A) hereof from the date of payment by Administrative Agent (if not reimbursed by Borrower on the same day) to the date one (1) Business Day after notice to Borrower of such payment, and thereafter at the rate applicable to Base Rate Portions under Paragraph 2.6(b) hereof. Interest under the preceding clause (iv) shall be paid at the times and in the manner set forth in Paragraph 2.6 hereof, and shall accrue on amounts paid on a Letter of Credit (if not reimbursed by Borrower on the same day) from the date of payment by Administrative Agent, whether or not demand is made, until such amounts are reimbursed by Borrower whether before, at or after demand.

               (b) On or before the Final Maturity Date, in the absence of a Default or Event of Default, and subject to the provisions of Paragraph 2.7 hereof, Banks hereby agree to advance funds to Borrower under the Loan to make the payments required under Paragraphs 2A.4(a)(i) and (ii) hereof. If any payment by the Administrative Agent of a draft drawn under a Letter of Credit is for any reason (including without limitation the occurrence or continuation of a Default or Event of Default hereunder) not reimbursed prior to or on the date of such payment, the amount of such payment shall thereupon be deemed for purposes hereof an Advance under Paragraph 2.7 hereof but payable upon the demand of Administrative Agent at the direction of Required Banks. Such demand reimbursement obligation shall be otherwise subject to all the terms and conditions thereof as if advanced by Banks pursuant to Paragraph 2.7 hereof (but without duplication).

          2A.5  PAYMENT BY BANKS ON LETTERS OF CREDIT.

               (a) With respect to each Letter of Credit, each Bank agrees that it is irrevocably obligated to pay to Administrative Agent, for each such Letter of Credit, such Bank's Pro Rata Share of each and every payment made or to be made by Administrative Agent under such Letter of Credit (each such payment to be made, a "LOC Contribution"). Each Bank's LOC Contribution shall be due from such Bank immediately upon, and in any event no later than the same day as, receipt of written notice (which may be sent by telex or telecopier) from Administrative Agent (except that if such notice is received after 3:00 p.m. on any Business Day, payment may be made on the following Business Day, together with interest equal to the effective rate for overnight funds in New York as reported by the Federal Reserve Lender of New York for such day (or, if such day is not a Business Day, for the next preceding Business Day)) that (i) it has made a payment or (ii) a draft has been presented purporting to be drawn on a Letter of Credit issued hereunder. Such payment shall be made at Administrative Agent's offices in immediately available federal funds.

               (b) The obligation of each Bank to make its LOC Contribution hereunder is absolute, continuing and unconditional, and Administrative Agent shall not be required first to make demand upon or proceed against Borrower or any guarantor or surety, or any others liable with respect to the applicable Letter of Credit and shall not be required first to resort to any Collateral. LOC Contributions shall be made without regard to termination of this Agreement or the Commitment, the existence of an Event of Default or Default hereunder, the acceleration of indebtedness hereunder or any other event or circumstance.

          2A.6  COLLATERAL SECURITY.

               (a) The indebtedness, liabilities and obligations of the Borrower under this Section 2A, however created or incurred, whether now existing or hereafter arising, due or to become due, absolute or contingent, direct or indirect, secured or unsecured, are among the obligations secured by the security interests, liens and encumbrances created by the Collateral Security Documents delivered to Administrative Agent and Administrative Agent and the Banks are entitled to the benefit of the collateral security granted thereunder with respect to such indebtedness.

               (b) Notwithstanding the payment in full of the Loan, the termination of the Commitment or the occurrence of the Final Maturity Date, the Collateral shall continue to secure the indebtedness, liabilities and obligations of the Borrower under this Section 2A until all Letters of Credit shall have expired and all indebtedness, liabilities and obligations under this
Section 2A shall have been paid in full.

               (c) On the termination of the Commitment, the Final Maturity Date and the occurrence of an Event of Default, Required Banks may require (and in the case of an Event of Default occurring under Paragraph 9.1(k) it shall be required automatically) that the Borrower deliver to Administrative Agent, cash or U.S. Treasury Bills with maturities of not more than 90 days from the date of delivery (discounted in accordance with customary banking practice to present value to determine amount) in an amount equal at all times to one hundred ten percent (110%) of the outstanding undrawn amount of all Letters of Credit, such cash or U.S. Treasury Bills and all interest earned thereon to constitute cash collateral for all such Letters of Credit. At such time as such collateral is required to be and has not been deposited, Administrative Agent on behalf of Banks shall be entitled to liquidate such of the other collateral for the Loan

(if any) as is necessary or appropriate in its sole judgment so as to create such cash collateral.

               (d) Any cash collateral deposited under subparagraph (c) above, and all interest earned thereon, shall be held by Administrative Agent and invested and reinvested at the expense and the written direction of the Borrower, in U.S. Treasury Bills with maturities of no more than ninety (90) days from the date of investment.

          2A.7 GENERAL TERMS OF CREDITS. The following terms and conditions apply with respect to each Letter of Credit (a "Credit") notwithstanding anything to the contrary contained herein:

               (a) the Borrower assume all risks of the acts or omissions of the beneficiary of each Credit with respect to the use of the Credit or with respect to the beneficiary's obligations to the Borrower. None of the Banks nor any of their officers or directors shall be liable or responsible for, and the Banks hereby agree to indemnify and hold Administrative Agent and any issuer of a Credit harmless (except for the issuer's gross negligence or willful misconduct) with respect to: (i) the use which may be made of the Credit or for any acts or omissions of the beneficiary in connection therewith; (ii) the accuracy, truth, validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should in fact prove to be in any or all respects false, misleading, inaccurate, invalid, insufficient, fraudulent, or forged; (iii) the payment by Administrative Agent against presentation of documents which do not comply with the terms of the Credit, including failure of any documents to bear any reference or adequate reference to a Credit; (iv) any other circumstances whatsoever in making or failing to make payment under a Credit; or (v) any inaccuracy, interruption, error or delay in transmission or delivery of correspondence or documents by post, telegraph or otherwise. In furtherance and not in limitation of the foregoing, Administrative Agent may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

               (b) Notwithstanding the foregoing, with respect to any Credit, the Borrower shall have a claim against Administrative Agent, and Administrative Agent shall be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to indirect or consequential, damages suffered by the Borrower caused by the Administrative Agent's willful misconduct or gross negligence.

               (c) To the extent not inconsistent with this Agreement, the Uniform Customs and Practices for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, are hereby made a part of this Agreement with respect to obligations in connection with each Credit.


                                    SECTION 3

                         REPRESENTATIONS AND WARRANTIES

          The Borrower, Communications and the Guarantors, jointly and severally represent and warrant, as to themselves and, as applicable, their Subsidiaries as follows:

          3.1. ORGANIZATION AND GOOD STANDING. Each of Borrower, Communications, each Guarantor (other than the Cellular Partnerships) and each of their respective Subsidiaries is a corporation duly organized and existing and in good standing, under the laws of its respective state of incorporation, and each Cellular Partnership is a partnership duly formed and validly existing under the laws of its respective state of formation. Each of Communication, Borrower, each Guarantor and each of their respective Subsidiaries has the power and authority to carry on its business as now conducted, and is qualified to do business in all other states in which the nature of its business or the ownership of its properties requires such qualification.

          3.2. POWER AND AUTHORITY; VALIDITY OF AGREEMENT. Each of Borrower, the Guarantors, Communications and their respective Subsidiaries has the power and authority under the laws of its respective states of incorporation and under its respective articles of incorporation and by-laws or its Partnership

Agreement, as applicable, to enter into and perform this Agreement, the Notes, the Collateral Security Documents and all other agreements, documents and actions required hereunder to the extent that each is a party thereto; and all actions (corporate or otherwise) necessary or appropriate for execution and performance of this Agreement, the Notes, the Collateral Security Documents and all other agreements, documents and actions required hereunder by Borrower, the Guarantors, Communications and their respective Subsidiaries have been taken, and, upon their execution, the same will constitute the valid and binding obligations of Borrower, the Guarantors, Communications and their respective Subsidiaries to the extent that each is a party thereto, enforceable in accordance with their terms.

          3.3. NO VIOLATION OF LAWS OR AGREEMENTS. The making and performance of this Agreement, the Notes, the Collateral Security Documents and the other documents, agreements and actions required of Borrower, the Guarantors, Communications and their respective Subsidiaries will not violate any provisions of any law or regulation, federal, state or local, or the respective articles of incorporation and by-laws or the Partnership Agreements, as applicable, of Borrower, the Guarantors, Communications and their respective Subsidiaries or result in any breach or violation of, or constitute a default under, any agreement or instruments by which Borrower, any Guarantor, Communications or their respective Subsidiaries or their respective property may be bound.

          3.4. MATERIAL CONTRACTS. Exhibit D hereto sets forth a list of all contracts material to the respective business of the Borrower, the Guarantors, Communications and their respective Subsidiaries (including with respect to the Systems), and there exists no material default under any of such contracts. There is no default existing under the Restated Mortgage, Security Agreement and Financing Statement dated as of May 15, 1993, as amended, by and among Dobson Telephone Company, Inc., the United States of America, Rural Utility Service ("RUS") and Rural Telephone Bank (the "Telephone/RUS Agreement").

          3.5. COMPLIANCE. Each of Borrower, the Guarantors, Communications and their respective Subsidiaries is in compliance in all material respects with all applicable laws and regulations, federal, state and local (including without limitation, the Communications Act, the Environmental Control Statutes and those administered by the Local Authorities and the FCC), material to the conduct of its business and operations. Each of Borrower, the Guarantors, Communications and their respective Subsidiaries possesses all the franchises, permits, licenses, certificates of compliance and approval and grants of authority necessary, including, without limitation, any license or permit issued by the FCC, all of which are described on Exhibit D hereto, necessary or required in the conduct of its respective business(es), and the same are valid, binding, enforceable and subsisting without any defaults thereunder or enforceable adverse limitations thereon and are not subject to any proceedings or claims opposing the issuance, development or use thereof or contesting the validity thereof. No authorization, consent, approval, waiver, license or formal exemptions from, nor any filing, declaration or registration with, any court, governmental agency or regulatory authority (federal, state or local) or non-governmental entity, under the terms of contracts or otherwise, is required by reason of or in connection with the execution and performance of this Agreement, the Notes, the Collateral Security Documents and all other agreements, documents and actions required hereunder by Borrower, the Guarantors, Communications and their respective Subsidiaries.

          3.6. LITIGATION. There are no actions, suits, proceedings or claims which are pending or, to the best of Borrower's knowledge or information, threatened against Borrower, the Guarantors, Communications or their respective Subsidiaries which, if adversely resolved, would have a Material Adverse Effect.

          3.7. TITLE TO ASSETS. Each of Borrower, the Guarantors, Communications and their respective Subsidiaries has good and marketable title to all of its properties and assets free and clear of any liens and encumbrances, except the security interests granted to Banks hereunder, and liens and security interests permitted pursuant to Paragraphs 6.4 and 7.4 hereof; and all such assets are in good order and repair and fully covered by the insurance required under Paragraph 5.7 hereof.

The aggregate annual rental payments on all real estate leased, as lessee, by Communications, the Borrower, the Guarantors and their respective
Subsidiaries does not exceed One Million Dollars ($1,000,000).

          3.8. CAPITAL STOCK/PARTNERSHIP INTERESTS. The number of shares and classes of the capital stock of Borrower, Communications and each of their respective Subsidiaries (other than the Cellular Partnerships) and the ownership thereof are accurately set forth on EXHIBIT D attached hereto; all such shares are validly issued, fully paid and non-assessable, and the issuance and sale thereof are in compliance with all applicable federal and state securities and other applicable laws; and the shareholders' ownership thereof is free and clear of any liens or encumbrances or other contractual restrictions except the pledge of the common shares of Borrower, and its Subsidiaries to Administrative Agent for the benefit of the Banks hereunder. The number and percentage shares of partnership interests in each of the Cellular Partnerships and the ownership thereof are accurately set forth on EXHIBIT D attached hereto, all such partnership interests are validly issued under the terms of the applicable Partnership Agreements and applicable law, and the partners' ownership thereof is free and clear of any liens or security interests or other contractual restrictions other than the pledge thereof in favor of Administrative Agent on behalf of Banks and as set forth on EXHIBIT D attached hereto.

          3.9.  ACCURACY OF INFORMATION; FULL DISCLOSURE.

               (a) All information furnished to Banks concerning the financial condition of Borrower and its Consolidated Subsidiaries and Communications and its Consolidated Subsidiaries, including the annual financial statement for the period ending December 31, 1995, and the consolidated unaudited financial statements dated December 31, 1996, copies of which have been furnished to Banks, has been prepared in accordance with GAAP and fairly presents the financial condition of Borrower and its Consolidated Subsidiaries and Communications and its Consolidated Subsidiaries as of the dates and for the periods covered and discloses all liabilities of Borrower and such Consolidated Subsidiaries and Communications and its Consolidated

Subsidiaries and there has been no material adverse change in the financial condition or business of Borrower and its Consolidated Subsidiaries and Communications and its Consolidated Subsidiaries from the date of such statements to the date hereof; and

               (b) All financial statements and other documents furnished by Communications and the Borrower to the Banks in connection with this Agreement and the Notes do not and will not contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading. Communications and the Borrower have disclosed to the Banks in writing any and all facts which materially and adversely affect the business, properties, operations or condition, financial or otherwise, of Communications and the Borrower or of Communications and the Borrower and their Subsidiaries, considered as a whole, or Communications' and the Borrower's ability to perform their obligations under this Agreement and the Notes.

          3.10. TAXES AND ASSESSMENTS. (a) Each of the Borrower, the Guarantors, Communications and their respective Subsidiaries has filed all required tax returns or has filed for extensions of time for the filing thereof, and has paid all applicable federal, state and local taxes, other than taxes not yet due or which may be paid hereafter without penalty; provided that no such taxes shall be required to be paid if they are being contested in good faith by appropriate proceedings and are covered by appropriate reserves maintained in accordance with GAAP; and (b) Borrower the Guarantors and Communications have no knowledge of any deficiency or additional assessment in connection therewith not provided for in the financial statements required hereunder.

          3.11. INDEBTEDNESS. Each of the Borrower, the Guarantors, Communications and their respective Subsidiaries have no presently outstanding Indebtedness or obligations, including contingent obligations and obligations under leases of property from others, except the Indebtedness and obligations described in Exhibit D hereto and in the Borrower's, the Guarantors and Communications' financial statements which have been furnished to

Banks from time to time pursuant to Paragraphs 4.1, 5.2 and 5.3 hereof.

          3.12. MANAGEMENT AGREEMENTS. Neither the Borrower, the Guarantors, Communications nor their respective Subsidiaries is a party to any management or consulting agreements for the provision of services to it, except as described in EXHIBIT D hereto.

          3.13. INVESTMENTS. Neither the Borrower, the Guarantors, Communications nor their respective Subsidiaries has any investments in or loans to any other individuals or business entities, other than the investments described in Paragraphs 3.8 and 3.9 above and such loans and investments as are permitted pursuant to Section 6 hereof.

          3.14. ERISA. Each of the Borrower, the Guarantors, Communications and their respective Subsidiaries and each ERISA Affiliate is in compliance in all material respects with all applicable provisions of ERISA and the regulations promulgated thereunder; and,

               (a) Neither the Borrower, the Guarantors, Communications, their respective Subsidiaries, nor any ERISA Affiliate maintains or contributes to or has maintained or contributed to any multiemployer plan (as defined in section 4001 of ERISA) under which Borrower, Communications or their respective Subsidiaries or any ERISA Affiliate could have any withdrawal liability;

               (b) Neither the Borrower, the Guarantors, Communications, their respective Subsidiaries, nor any ERISA Affiliate, sponsors or maintains any Plan under which there is an Accumulated Funding Deficiency, whether or not waived;

               (c) The aggregate liability for accrued benefits and other ancillary benefits under each Plan that is or will be sponsored or maintained by the Borrower, the Guarantors, Communications, their respective Subsidiaries or any ERISA Affiliate (determined on the basis of the actuarial assumptions prescribed for valuing benefits under terminating single-employer defined benefit plans under Title IV of ERISA) does not exceed the aggregate fair market value of the assets under each such defined benefit pension Plan;

               (d) The aggregate liability of the Borrower, the Guarantors, Communications, their respective Subsidiaries and each ERISA Affiliate arising out of or relating to a failure of any Plan to comply with the provisions of ERISA or the Code is not an amount which is reasonably likely to have a Material Adverse Effect; and

               (e) There does not exist any unfunded liability (determined on the basis of actuarial assumptions utilized by the actuary for the Plan in preparing the most recent Annual Report) of the Borrower, the Guarantors, Communications, their respective Subsidiaries or any ERISA Affiliate under any Plan providing post-retirement life or health benefits.

          3.15.  ACQUISITION AGREEMENTS.

               (a) VALIDITY. Each of the Borrower, the Guarantors, Communications and their respective Subsidiaries has the power and authority under laws of its state of incorporation and under its articles of incorporation and by-laws or Partnership Agreement, if applicable, to enter into and perform the Acquisition Agreements to which it is a party and all other agreements, documents and actions required thereunder; and all actions (corporate or otherwise) necessary or appropriate for the Borrower, the Guarantors, Communications or their respective Subsidiaries (as the case may be) execution and performance of the Acquisition Agreements and all other documents, agreements and actions required thereunder have been taken, and, upon their execution, the Acquisition Agreements will constitute the valid and binding obligation of the Borrower, the Guarantors, Communications and their respective Subsidiaries, enforceable in accordance with their respective terms.

                   (i) NO VIOLATIONS. The making and performance of the Acquisition Agreements, and all other agreements, documents and actions required thereunder, will not violate any provision of any law or regulation, federal, state or local, including without limitation all state corporate laws and judicial precedents of the states of incorporation or formation of the Borrower, the Guarantors, Communications and their respective Subsidiaries and will not violate any provisions of the articles of incorporation and by-laws or Partnership Agreements of the Borrower, the Guarantors, Communications or their respective Subsidiaries, or constitute a default under any agreement by which the Borrower, the Guarantors, Communications or their respective Subsidiaries or their respective property may be bound.

          3.16. FEES AND COMMISSIONS. Neither the Borrower, the Guarantors, Communications nor their respective Subsidiaries owe any brokers' or finders' fees or commissions of any kind, and the Borrower, the Guarantors, Communications and their respective Subsidiaries know of no claim for any brokers' or finders' fees or commissions, in connection with the Borrower obtaining the Commitment or the Loan from Banks, except those provided herein.

          3.17 NO EXTENSION OF CREDIT FOR SECURITIES. Neither the Borrower, the Guarantors, Communications nor their respective Subsidiaries is now, nor at any time has it been, engaged principally, or as one of its important activities, in the business of extending or arranging for the extension of credit, for the purpose of purchasing or carrying any margin stock or margin securities; nor will the proceeds of the Loan be used by the Borrower directly or indirectly, for such purposes.

          3.18. PERFECTION OF SECURITY INTERESTS. Upon the filing of the financing statements against the Borrower, the Guarantors (except Communications), and their respective Subsidiaries and the respective partners of the Cellular Partnerships covering all the security interests created by the Security Agreement and the Pledges of Partnership Interests, in all places as, in the opinion of counsel for the Borrower, are necessary to perfect said security interests, and upon the delivery into the possession of Administrative Agent of all the outstanding shares of stock of the Borrower, the Guarantors (other than the Cellular Partnerships) and their respective Subsidiaries (other than the Cellular Partnerships) pursuant to the Pledge Agreements, no further action, including any filing or recording of any document, is necessary in order to establish, perfect and maintain Banks' first priority security interests in the assets and the stock created by the Security Agreement, the Pledges of Partnership Interests and the Pledge Agreements, respectively, except for the periodic filing of continuation statements with respect to financing statements filed under the Uniform Commercial Code of applicable jurisdiction.

          3.19.  HAZARDOUS WASTES, SUBSTANCES AND PETROLEUM PRODUCTS.

               (a) Each of the Borrower, the Guarantors, Communications and their respective Subsidiaries: (i) has received all permits and filed all notifications necessary to carry on their respective business(es); and (ii) is in compliance in all respects with all Environmental Control Statutes.

               (b) Neither the Borrower, the Guarantors, Communications nor any of their respective Subsidiaries has given any written or oral notice, nor has it failed to give required notice, to the EPA or any state or local agency with regard to any actual or imminently threatened Release of Hazardous Substances on properties owned, leased or operated by the Borrower, the Guarantors, Communications or any of their respective Subsidiaries or used in connection with the conduct of its business and operations.

               (c) Neither the Borrower, the Guarantors, Communications nor any of their respective Subsidiaries has received notice that it is potentially responsible for costs of clean-up or remediation of any actual or imminently threatened Release of Hazardous Substances pursuant to any Environmental Control Statute.

          3.20. SOLVENCY. Communications, on a consolidated basis, is, and after receipt and application of the Communications Bond Debt by Communications and of the first Advance hereunder by Borrower will be, solvent such that:
(i) the fair value of its assets (including without limitation the fair salable value of the goodwill and other intangible property of Communications and its Consolidated Subsidiaries) is greater than the total amount of its liabilities, including without limitation, contingent liabilities, (ii) the present fair salable value of its assets (including without limitation the fair salable value of the goodwill and other intangible property of Communications and its Consolidated Subsidiaries) is not less than the amount it will be required to pay the probable liability on its debts as they become absolute and matured, and (iii) it is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business. Each of Borrower, the Guarantors, Communications and each of their respective Subsidiaries (i) does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature, and (ii) is not engaged in a business or transaction, or about to engage in a business or transaction, for which its property would constitute unreasonably small capital after giving due consideration to the prevailing practice and industry in which it is engaged. For purposes of this Paragraph 3.20, in computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that reasonably can be expected to become an actual matured liability of the Borrower, the Guarantors, Communications or their respective Subsidiaries.


                                   SECTION 4

                                   CONDITIONS

          4.1. FIRST ADVANCE. The obligation of Banks to make the first Advance of the Loan on the Effective Date shall be subject to the satisfaction of the following conditions and Banks' receipt of the following documents, each in form and substance satisfactory to Banks:

               (a) PROMISSORY NOTES. A Note in favor of each Bank in the form of EXHIBIT B hereto duly executed by the Borrower.

               (b) AUTHORIZATION DOCUMENTS. A certified copy of the articles of incorporation, bylaws and resolutions of the boards of directors of the Borrower, the Guarantors (other than the Cellular Partnerships) and Communications and a certified copy of each Partnership Agreement and evidence of authorization by the applicable partners of the Cellular Partnerships, in each case authorizing execution and full performance of this Agreement, the Notes, the Collateral Security Documents and all other documents and actions required hereunder, to the extent each is a party thereto, and an incumbency certificate setting forth the officers and partners of each of the Borrower, each Guarantor, and Communications and providing specimen signatures of those persons authorized to execute this Agreement and related documents.

               (c) SECURITY AGREEMENTS. A Security Agreement executed jointly and severally by the Borrower, and each Guarantor (other than Communications) in favor of Administrative Agent on behalf of Banks granting and confirming a first lien security interest in all of their respective assets (now owned or hereafter acquired) as security for the Loan including without limitation, any intercompany debt and the collateral security therefor, together with financing statements or amendments to financing statements, as the case may be, landlord waivers, mortgagee consents and waivers and evidence of any other recordations required by applicable law or by Banks to perfect or to continue the perfected status of such security interests. With respect to the Cellular Partnerships, the Security Agreement shall provide:

                         (i) If Texas 2 has repaid all of its intercompany
Indebtedness to the Borrower pursuant to the Cellular Partnership Promissory
Note in accordance with its terms then Banks shall release Texas 2 from the Guaranty Agreement and release all Collateral owned by Texas 2 held pursuant to the Security Agreement with respect to Texas 2; provided, however, that from the date of such repayment until all Indebtedness hereunder has been paid in full and the Commitment has been terminated, the Borrower may not, directly or through another Subsidiary, advance funds to Texas 2, and Texas 2 may have no Indebtedness for borrowed money.

                         (ii)  If Oklahoma 5 and Oklahoma 7 have repaid all of
their Indebtedness to the Borrower pursuant to the Cellular Partnership Promissory Note in accordance with its terms then Banks shall release Oklahoma 5 and Oklahoma 7 from the Guaranty Agreement, release all Collateral owned by Oklahoma 5 and Oklahoma 7 held pursuant to the Security Agreements with respect to Oklahoma 5 and Oklahoma 7 and terminate the Pledges of Partnership Interests executed by The Hinton Cellular Co., L.L.C. and Stojmat; provided, however, that from the date of such repayment until all Indebtedness hereunder has been paid in full and the Commitment has been terminated, the Borrower may not, directly or through another Subsidiary, advance funds to Oklahoma 5 and Oklahoma 7, and Oklahoma 5 and Oklahoma 7 may have no Indebtedness for borrowed money.

               (d) PLEDGE AGREEMENTS. Pledges and confirmation of pledge agreements executed by Communications and Borrower, in favor of Administrative Agent on behalf of the Banks (i) with respect to Communications, pledging one hundred percent (100%) of the outstanding common stock of Borrower, and (ii) with respect to the Borrower, pledging one hundred percent (100%) of the issued and outstanding capital stock of Enid, Cellular, Woodward, KS/MO, Arizona, Maryland, Dobson Telephone and Fiber, as security for the Loan, together with the stock certificates therefor, stock powers executed by such shareholders in blank and copies of any shareholder agreements.

               (e) PLEDGES OF PARTNERSHIP INTERESTS. (i) Pledges and confirmations of pledges of one hundred percent (100%) of the partnership interests in Oklahoma Independent 5 and Oklahoma Independent 7, ninety-nine percent (99%) of the partnership interests in Oklahoma 5 and Oklahoma 7 and sixty-one percent (61%) of the partnership interests in Texas 2, executed by the applicable partners of Texas 2, Oklahoma 5, Oklahoma 7, Oklahoma Independent 5 and Oklahoma Independent 7 in favor of Administrative Agent on behalf of the Banks as security for the Loan, subject to certain agreed limitations as set forth therein, together with appropriate financing statements. The Pledges of Partnership Interests executed with respect to partnership interests in Oklahoma Independent 5 and Oklahoma Independent 7, other than those executed by Cellular, shall be subject to release provisions as set forth therein.

               (f) ASSIGNMENT OF NOTES. A collateral assignment by Borrower of all intercompany notes payable to Borrower by the Cellular Partnerships, each payable to Borrower and endorsed by Borrower to Administrative Agent on behalf of Banks, containing amortization schedules acceptable to the Banks (each a "Cellular Partnership Promissory Note").

               (g) GUARANTY AGREEMENTS. A Guaranty Agreement executed by the Guarantors, jointly and severally, absolutely and unconditionally guarantying the payment of Borrower's indebtedness and the performance of Borrower's obligations hereunder. The Guaranty Agreement shall contain release provisions applicable to Texas, Oklahoma 5 and Oklahoma 7 as set forth therein.

               (h) OPINIONS OF COUNSEL. Opinion letters from counsel for Borrower (including FCC and Oklahoma, Kansas and Missouri counsel) covering with such exceptions and qualifications as may be satisfactory to Banks, the representations and warranties set forth in Section Three hereof.

               (i) INSURANCE. Certificates of insurance and evidence of loss payee endorsements in favor of Banks with respect to all fire, casualty, liability and other insurance covering the Systems.

               (j) SUBORDINATION DOCUMENTS. Subordination agreements executed by any Affiliates of a Borrower to which Borrower or any Guarantor is indebted, subordinating such indebtedness to the Loan and the Guaranty Agreement together with copies of all documents creating or evidencing such indebtedness, and appropriate certified board resolutions and legal opinions as required by Banks.

               (k) FINANCIAL INFORMATION. (i) A PRO FORMA schedule of consolidated assets and liabilities of Borrower and its Subsidiaries and Communications and its Consolidated Subsidiaries, as of the date hereof, setting forth all of indebtedness of Borrower, Communications and such Subsidiaries, certified as accurate by the chief financial officer of Borrower and Communications; and (ii) cash flow projections for Borrower and its Consolidated Subsidiaries and Communications and its Consolidated Subsidiaries on consolidated and consolidating bases, for the three (3) year period immediately following the date hereof, satisfactory to Administrative Agent and certified as being based on reasonable assumptions by the chief financial officer of Borrower and Communications (such cash flow projections having taken into account the transactions contemplated by this Agreement and the Transaction Agreements and identified the sources of cash Borrower, Communications and such Consolidated Subsidiaries intend to use to meet their cash needs during such three year period).

               (l) ADVANCE REQUEST. A completed Advance Request Form required under Paragraph 2.7(a), hereof, and any other documents or information reasonably required by Banks in connection therewith.

               (m) FEES. Payment to Administrative Agent and the Managing Agents of the fees described in letters dated the date hereof by and among the Borrower, Communications and the Managing Agents (the "Fee Letters").

               (n) SEARCHES. Uniform Commercial Code, tax, judgment, PBGC and EPA searches against the Borrower, the Guarantors, Communications, and each of their respective Subsidiaries in those offices and jurisdictions as the Banks shall reasonably request.

               (o) COMMUNICATIONS BOND DEBT. Communications shall have satisfied all conditions and taken all actions necessary to complete the Communications Bond Debt and all of the proceeds thereof shall have been paid into the escrow fund created pursuant to the Escrow Agreement or contributed to the equity of the Borrower and used to fund costs of the Horizon Systems Acquisition.

               (p) TAX SHARING AGREEMENT. A Tax Sharing Agreement among the Borrower, Communications and the Guarantors, the form and substance of which shall be satisfactory to Banks.

               (q) FCC APPROVALS. Preliminary approval from the FCC of the Reorganization shall have been obtained and the FCC's approval of the transfer to Borrower or a Subsidiary of Borrower of the FCC licenses to be transferred in connection with the Horizon Systems Acquisition and the Maryland Acquisition shall be final and non-appealable.

               (r) OTHER DOCUMENTS. Such additional documents as Banks reasonably may request.

          4.2. ADVANCE FOR MARYLAND ACQUISITION. The Banks shall make an additional Advance of the Loan (the "Maryland Advance") to fund the Maryland Acquisition in an amount not to exceed, together with proceeds of the Communications Bond Debt released from the escrow established under the Escrow Agreement, Seventy Five Million Two Hundred Thousand Dollars ($75,200,000), subject to adjustments required by the applicable Acquisition Agreements. The obligation of Banks to make the Maryland Advance shall be subject to the satisfaction of the conditions set forth in Paragraph 4.1 above, as well as the satisfaction of the following conditions and Banks' receipt of the following documents, each in form and substance satisfactory to Banks:

               (a) MARYLAND ACQUISITION. Borrower and Maryland shall have satisfied all conditions and taken all actions necessary to complete the Maryland Acquisition.

               (b) ACQUISITION DOCUMENTS. Copies of fully executed acquisition agreements, together with a certificate of an officer of Borrower stating that all conditions set forth in such acquisition agreements, other than the payment of money, have been satisfied.

               (c) ADVANCE REQUEST. A completed Advance Request Form required under Paragraph 2.7(a), hereof, and any other documents or information reasonably required by Banks in connection therewith.

               (d) APPROVALS; COMPLIANCE. Each of Borrower and Maryland shall have received all necessary final approvals required by all local, state and federal laws and regulations applicable to its business, including without limitation the Environmental Control Statutes, the Communications Act and all laws and regulations of the FCC and the Local Authorities, and the provisions and requirements of all franchises, permits, certificates of compliance and approval issued by regulatory authorities and other like grants of authority. Borrower and Maryland shall have satisfied all necessary notification and waiting period requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

               (e) OTHER DOCUMENTS. Any other documents or information, including without limitation, any additional searches, certificates, opinions or financing statements reasonably required by Banks in connection with the Maryland Advance.

          4.3. ADVANCE FOR HORIZON ACQUISITION. The Banks shall make an additional Advance of the Loan (the "Horizon Advance") to fund the Horizon Acquisition in an amount not to exceed, together with proceeds of the Communications Bond Debt released from the escrow established pursuant to the Escrow Agreement, Seventy Five Million Dollars ($75,000,000) subject to normal working capital adjustments plus the reimbursement of capital expenditures not to exceed Three Million Dollars ($3,000,000). The obligation of Banks to make the Horizon Advance shall be subject to the satisfaction of the conditions set forth in Paragraph 4.1 above, as well as the satisfaction of the following conditions and Banks' receipt of the following documents, each in form and substance satisfactory to Banks:

               (a) HORIZON ACQUISITION. Borrower and Maryland shall have satisfied all conditions and taken all actions necessary to complete the Horizon Acquisition.

               (b) ACQUISITION DOCUMENTS. Copies of fully executed acquisition agreements, together with a certificate of an officer of Borrower stating that all conditions set forth in such acquisition agreements, other than the payment of money, have been satisfied.

               (c) ADVANCE REQUEST. A completed Advance Request Form required under Paragraph 2.7(a), hereof, and any other documents or information reasonably required by Banks in connection therewith.

               (d) APPROVALS; COMPLIANCE. Each of Borrower and Maryland shall have received all necessary final approvals required by all local, state and federal laws and regulations applicable to its business, including without limitation the Environmental Control Statutes, the Communications Act and all laws and regulations of the FCC and the Local Authorities, and the provisions and requirements of all franchises, permits, certificates of compliance and approval issued by regulatory authorities and other like grants of authority. Borrower and Maryland shall have satisfied all necessary notification and waiting period requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

               (e) OTHER DOCUMENTS. Any other documents or information, including without limitation, any additional searches, certificates, opinions or financing statements reasonably required by Banks in connection with the Horizon Advance.

          4.4. ADVANCE FOR ARIZONA ACQUISITION. The Banks shall make an additional Advance of the Loan to fund the Arizona Acquisition in an amount not to exceed Forty Five Million Dollars ($45,000,000) subject to normal working capital adjustments (the "Arizona Advance"). The obligation of Banks to make the Arizona Advance shall be subject to the satisfaction of the conditions set forth in Paragraph 4.1 above, as well as the satisfaction of the following conditions and Banks' receipt of the following documents, each in form and substance satisfactory to Required Banks:

               (a) ARIZONA ACQUISITION. Required Banks shall have approved the form and substance of the Arizona Acquisition and Borrower and Arizona shall have satisfied all conditions and taken all actions necessary to complete the Arizona Acquisition.

               (b) ACQUISITION DOCUMENTS. Copies of fully executed acquisition agreements, together with a certificate of an officer of Borrower stating that all conditions set forth in such acquisition agreements, other than the payment of money, have been satisfied.

               (c) ADVANCE REQUEST. A completed Advance Request Form required under Paragraph 2.7(a), hereof, and any other documents or information reasonably required by Banks in connection therewith.

               (d) APPROVALS; COMPLIANCE. Each of Borrower and Arizona shall have received all necessary final approvals required by all local, state and federal laws and regulations applicable to its business, including without limitation the Environmental Control Statutes, the Communications Act and all laws and regulations of the FCC and the Local Authorities, and the provisions and requirements of all franchises, permits, certificates of compliance and approval issued by regulatory authorities and other like grants of authority. Borrower and Communications shall have satisfied all necessary notification and waiting period requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

               (e) EQUITY INVESTMENT. The capital contributions or other equity investments required to be made for the partnership interests in GRCGP to be owned by any party other than Borrower or a Subsidiary of Borrower shall have been fully funded by the applicable partners of GRCGP.

               (f) SUBORDINATED SELLER FINANCING. Copies of fully executed documents related to the subordinated seller financing provided to the Gila Indian Tribe by the Borrower, on terms, including collateral security, satisfactory to the Required Banks.

               (g) JOINDERS AND AMENDMENTS. GRCGP shall have executed and delivered such joinders to this Agreement, the Guaranty Agreement and the Collateral Security Documents as Banks shall have reasonably requested; the holders of one hundred percent (100%) of the GPCGP partnership interests shall have pledged such interests in favor of Administrative Agent on behalf of Banks to secure the Loan; and the parties to this Agreement shall have entered into an amendment to this Agreement, if appropriate, to reflect any agreed-upon changes to this Agreement relating to the Arizona Acquisition.

               (h) OTHER DOCUMENTS. Any other documents or information, including without limitation, any additional searches, certificates, opinions or financing statements reasonably required by Banks in connection with the Arizona Advance.

          4.5. SUBSEQUENT ADVANCES. The obligation of Banks to make additional Advances under the Commitment or to issue Letters of Credit shall be subject to the Banks' receipt of a completed Advance Request Form or Letter of Credit Request Form and either a Stand-by Letter of Credit Application or a Commercial Letter of Credit Application, as applicable.

          4.6. ADDITIONAL CONDITION TO BANKS' OBLIGATIONS. It shall be a condition to Banks' obligation hereunder to make any Advance that the representations and warranties set forth herein and in the Collateral Security Documents shall be true and correct as if made on the date of such Advance, that no Event of Default or Default shall have occurred and be continuing on the date of such Advance or be caused by such Advance, that all fees required pursuant to their Agreement and the Fee Letters have been paid as and when due, and there shall have been no material adverse change in Communications' and its Consolidated Subsidiaries' or the Borrower's and its Consolidated Subsidiaries' financial condition or business since the date hereof.

                                   SECTION 5

                              AFFIRMATIVE COVENANTS

          Each of Borrower, Communications and each Guarantor covenants and agrees that so long as the Commitment of Banks to Borrower or any indebtedness of Borrower to Banks is outstanding, Borrower, Communications and each Guarantor will, and will cause their respective Subsidiaries (and with respect to Paragraph 5.13, will cause each ERISA Affiliate) to:

          5.1. EXISTENCE AND GOOD STANDING. Preserve and maintain its existence as a corporation or partnership, as applicable, and its good standing in all states in which it conducts business and the validity of all its franchises, licenses, permits, certificates of compliance or grants of authority required in the conduct of its business.

          5.2. QUARTERLY FINANCIAL STATEMENTS. Furnish to Banks in respect of Borrower and Communications within sixty (60) days of the end of each quarterly period (or sooner if available), unaudited quarterly Consolidated financial statements, in form and substance as required by Banks, including (i) a Consolidated balance sheet, (ii) a Consolidated statement of income, (iii) a statement of cash flows, (iv) non-consolidated information with respect to Borrower and Communications to the extent used in calculating the financial covenants set forth in Paragraphs 5.15 through 5.20 and Paragraphs 6.1, 6.3, 6.6, 6.7 and 7.1 hereof, (v) a compliance certificate in the form of Exhibit E attached hereto showing the calculation of the covenants set forth in Paragraphs
5.15 through 5.20 and Paragraphs 6.1, 6.3, 6.6, 6.7, and 7.1 hereof, prepared in accordance with GAAP consistently applied, together with a certificate executed by the chief executive and chief financial officers of Borrower and Communications stating that the financial statements fairly present the financial condition of Borrower, Communications and their respective Consolidated Subsidiaries as of the date and for the periods covered and that as of the date of such certificate there exists no violation of any provision of this Agreement or the happening of any Event of Default or Default, and (vi) a certificate executed by the chief financial officer of Borrower detailing all Permitted Acquisitions made in the most recently completed fiscal quarter, and confirming that all such Permitted Acquisitions have been made in compliance with all terms of this Agreement.

          5.3. ANNUAL FINANCIAL STATEMENTS. Furnish to Banks in respect of Borrower and Communications within one hundred twenty (120) days after the close of each fiscal year (or sooner if available) commencing with fiscal 1995, audited Consolidated and consolidating annual financial statements, including the financial statements and information required under Paragraph 5.2 hereof and information with respect to capitalized marketing costs, which consolidated financial statements shall be prepared in accordance with GAAP and shall be certified without qualification (except with respect to changes in GAAP as to which Borrower's independent certified public accountants have concurred) by an independent certified public accounting firm satisfactory to Banks; and cause Banks to be furnished, at the time of the completion of the annual audit, with a certificate signed by such accountants to the effect that to the best of their knowledge there exists no violations of any provisions of this Agreement or the happening of any Event of Default or Default hereunder.

          5.4. OTHER INFORMATION. Deliver to Banks: (i) promptly upon transmission thereof, copies of all such financial statements, proxy statements, notices and reports as it shall send to its stockholders, partners, trustee or beneficiary, as applicable; and (ii) copies of all auditors' annual management letters delivered to Borrower or Communications.

          5.5. MANAGEMENT REPORTS. Deliver to Banks within sixty (60) days after the end of each quarter a management report showing, for each System, results of operations, subscriber counts and discussing the financial results and matters affecting performances, and the outstanding principal amount of intercompany loans and advances from Borrower to each of the Cellular Partnerships, all in form and substance satisfactory to Banks.

          5.6.  BOOKS AND RECORDS.

               (a) Keep and maintain satisfactory and adequate books and records of account in accordance with GAAP and make or cause the same to be made available to Banks or their agents or nominees at any reasonable time upon reasonable notice for inspection and to make extracts thereof and permit Administrative Agent or any Bank to discuss contents of same with senior officers of Borrower and Communications and also with outside auditors and accountants of Borrower and Communications; and

               (b) In connection with any loans, advances, dividends or distributions by Borrower to Communications, Borrower shall deliver to Administrative Agent and maintain in its corporate records such resolutions and evidence of authority as may be necessary or required in order to demonstrate the amount, date and purpose thereof and that such loan advance, dividend or distribution is made in accordance with the terms of this Agreement.

          5.7. INSURANCE. Keep and maintain all of its property and assets in good order and repair and fully covered by insurance with reputable and financially sound insurance companies against such hazards and in such amounts as is customary in the industry, under policies requiring the insurer to furnish reasonable notice to Banks and opportunity to cure any non-payment of premiums prior to termination of coverage; and, as required above, furnish Banks with certificates of such insurance and cause Banks to be named as additional insureds and the lender loss payees thereof, as their interests may appear under a standard mortgagee clause.

          5.8. LITIGATION; EVENT OF DEFAULT. Notify Administrative Agent in writing immediately of (i) the institution of any litigation, the commencement of any administrative proceedings, the happening of any event or the assertion or threat of any claim which could have a Material Adverse Effect (ii) the occurrence of any Event of Default or Default hereunder or (iii) default under any material contract.

          5.9. TAXES. Pay and discharge all taxes, assessments or other governmental charges or levies imposed on it or any of its property or assets prior to the date on which any penalty for non-payment or late payment is incurred, unless the same are (a) currently being contested in good faith by appropriate proceedings, diligently prosecuted and (b) are covered by appropriate reserves maintained in cash or cash equivalents in accordance with GAAP. Notify Banks immediately if the Internal Revenue Service or any other taxing authority commences or notifies Borrower or Communications of its intention to commence an audit or investigation with respect to any taxes of any kind due or alleged to be due from Borrower or Communications.

          5.10. EXPENSES AND COSTS. Pay or reimburse Administrative Agent and Managing Agents for all reasonable out-of-pocket costs and expenses (including but not limited to reasonable attorneys' fees and disbursements) Administrative Agent or any Managing Agent may pay or incur in connection with the preparation and review of this Agreement and all waivers, consents and amendments in connection therewith and all other documentation related thereto, and the making of the Loan hereunder, and pay or reimburse each of the Banks for all reasonable out-of-pocket costs and expenses which such Bank may pay or incur in connection with the collection, administration or enforcement of the same, including without limitation any fees and disbursements incurred in defense of or to retain amounts of principal, interest or fees paid. All obligations provided for in this Paragraph 5.10 shall survive any termination of this Agreement or the Commitment and the repayment of the Loan.

          5.11.  ADDITIONAL COLLATERAL AND NEW SUBSIDIARY DESIGNATION.

               (a) Execute, deliver and record, at any time upon Banks' reasonable request and in form and substance satisfactory to Banks, any of the following instruments in favor of Banks as additional Collateral for the Loan:
(i) mortgages on any of Borrower's real estate and certificates of title encumbrances against any of their vehicles, (ii) assignments of leases of real or personal property leased by Borrower from or to others, (iii) specific assignments by Borrower of easements, licenses, permits, certificates of compliance and certificates of approval issued by regulatory authorities, franchises or like grants of authority or service agreements, and (iv) any other like assignments or agreements specifically covering Borrower's properties or assets.

               (b) Notify Administrative Agent not less than thirty (30) days prior to: (i) the opening of any new places of business in a jurisdiction in which Administrative Agent on behalf of Banks has not filed financing statements or (ii) commencing any business under a new name, including any trade name.

               (c) In the event that in the absence of a Default or an Event of Default, as permitted by this Agreement, Borrower shall acquire all of the assets or stock of another entity, or form a new Subsidiary, or any non-Borrower Subsidiary of Communications (which may include, subject to the terms hereof, a New Business) shall be designated as a new Subsidiary (each a "New Guarantor"), at the time of consummation of such acquisition or the formation or designation of such New Guarantor, Borrower shall provide Administrative Agent with not less than ten (10)
Business Days prior written notice, and: (i) if stock is acquired or a new Subsidiary is formed or designated, the Borrower (or Subsidiary) owning such shares shall deliver to Administrative Agent a joinder or supplement, as applicable, to the applicable Pledge Agreement covering all shares of such new or acquired corporate entity as additional collateral under such Pledge Agreement together with the stock certificates representing such shares and stock powers signed in blank, (ii) the new, acquired or designated entity shall deliver to Administrative Agent a joinder to this Agreement, the Notes and the Collateral Security Documents, certificates, opinions of counsel and such other documents, including without limitation searches, appraisals and other information as reasonably required by Required Banks, and (iii) thereafter, commencing with the first full fiscal quarter in which such entity has met the requirements of clauses (i) and (ii) above, such entity's Operating Cash Flow shall be included in the calculation of Borrower's
Operating Cash Flow; PROVIDED, HOWEVER, that in the event Borrower desires to designate an entity as a New Guarantor, and such entity is not engaged in the domestic cellular telecommunications business, such designation shall require the prior written approval of Required Banks.

               (d) In the event that the Indebtedness of Dobson Telephone under the Telephone/RUS Agreement is repaid in full, or in the event that RUS consents to allow the execution of a guaranty agreement by Dobson Telephone and liens on the assets of Dobson Telephone, Dobson Telephone shall execute, deliver and record, in form and substance satisfactory to Banks, a joinder to the Guaranty Agreement and a mortgage, security agreement and financing statements granting to Administrative Agent, on behalf of Banks, liens and security interests in all of the assets of Dobson Telephone.

          5.12.  COMPLIANCE; NOTIFICATION.

               (a) Comply in all respects with all local, state and federal laws and regulations applicable to its business, including without limitation the Environmental Control Statutes, the Communications Act and all laws and regulations of the FCC and the Local Authorities, and the provisions and requirements of all franchises, permits, certificates of compliance and approval issued by regulatory authorities and other like grants of authority. Notify Banks immediately in detail of any actual or alleged failure to comply with or perform, breach, violation or default under any such laws or regulations or under the terms of any of such franchises or licenses, grants of authority, or of the occurrence or existence of any facts or circumstances which with the passage of time, the giving of notice or otherwise could create such a breach, violation or default or could occasion the termination of any of such franchises or grants of authority.

               (b) With respect to the Environmental Control Statutes, immediately notify Administrative Agent when, in connection with the conduct of Borrower's or Communications' business or operations, any person (including, without limitation, EPA or any state or local agency) provides oral or written notification to Borrower or its Subsidiaries, or Borrower or any Subsidiary otherwise becomes aware of a condition with regard to an actual or imminently threatened Release of Hazardous Substances; and notify Banks in detail immediately upon the receipt by Borrower or any Subsidiary of an assertion of liability under the Environmental Control Statutes, of any actual or alleged failure to comply with or perform, breach, violation or default under any such statutes or regulations or of the occurrence or existence of any facts, events or circumstances which with the passage of time, the giving of notice, or both, could create such a breach, violation or default.

          5.13. ERISA. (a) Comply in all material respects with the provisions of ERISA to the extent applicable to any Plan maintained for the employees of Borrower or any of its Subsidiaries, Communications or any ERISA Affiliate; (b) do or cause to be done all such acts and things that are required to maintain the qualified status of each Plan and tax exempt status of each trust forming part of such Plan; (c) not incur any material Accumulated Funding Deficiency or any material liability to the PBGC (as established by ERISA); (d) permit any event to occur (i) as described in
Section 4042 of ERISA or (ii) which may result in the imposition of a lien on its properties or assets; and (e) notify Banks in writing promptly after it has come to the attention of senior management of Borrower or Communications of the assertion or threat of any "reportable event" or other event described in Section 4042 of ERISA (relating to the soundness of a Plan) or the PBGC's ability to assert a material liability against it or impose a lien on the properties or assets of Borrower or any of its Subsidiaries, Communications, or any ERISA Affiliates; and (f) refrain from engaging in any prohibited transactions or actions causing possible liability under Section 5.02 of ERISA.

          5.14. SUBSEQUENT CREDIT TERMS. Notify Banks in writing not less than five (5) Business Days prior to entering into any new credit arrangement or any amendment or modification of any credit arrangement. Upon entering into such new arrangement or modification or amendment pursuant to which the applicable entity agrees to covenants which are more restrictive to the Borrower, Communications, the Guarantors or any Subsidiary than those contained in Articles 5, 6, and 7 hereof, the corresponding covenants, terms and conditions of this Agreement shall be and shall be deemed to be automatically and immediately amended to conform with and to include the applicable covenants, terms and/or conditions of such other agreement; PROVIDED, HOWEVER, that this Paragraph 5.14 shall not be applicable or be deemed to affect any provision of this Agreement if any new arrangement or any amendment or modification is less restrictive to the Borrower, Communications, the Operating Companies, the Guarantors or any Subsidiary. Borrower, Communications and the Guarantors hereby agree to, and to cause their respective Subsidiaries to, promptly execute and deliver any and all such further amendments as the Banks may deem necessary or appropriate to effectuate the provisions of this Paragraph 5.14.

          5.15. TOTAL DEBT TO OPERATING CASH FLOW. Maintain at all times during the periods set forth in the left-hand column below a ratio of the Borrower's and its Consolidated

Subsidiaries' Total Debt to Borrower's and its Consolidated Subsidiaries' Operating Cash Flow measured as of the last day of the most recently ended fiscal quarter of not greater than the amount set forth in the right-hand column:

     PERIOD                                            MAXIMUM RATIO
     ------                                            -------------
     Date hereof through 6/30/97                       6.75: 1
      7/1/97 -  9/30/97                                6.50: 1
     10/1/97 - 12/31/97                                6.25: 1
      1/1/98 -  3/31/98                                6.00: 1
      4/1/98 -  6/30/98                                5.75: 1
      7/1/98 - 12/31/98                                5.50: 1
      1/1/99 -  6/30/99                                5.00: 1
      7/1/99 - 12/31/99                                4.50: 1
      1/1/00 -  6/30/00                                4.00: 1
      7/1/00 and thereafter                            3.50: 1

          5.16. PROFORMA DEBT SERVICE COVERAGE. Maintain at all times a ratio of Borrower's and its Consolidated Subsidiaries' Operating Cash Flow measured as of the last day of the most recently ended fiscal quarter to Borrower's and its Consolidated Subsidiaries' Proforma Debt Service for the period commencing on the first day of the current quarter of not less than 1.15 to 1.

          5.17. INTEREST COVERAGE. Maintain at all times during the periods set forth in the left-hand column, a ratio of Borrower's and its Consolidated Subsidiaries' Operating Cash Flow measured as of the last day of the most recently ended quarter to Borrower's and its Consolidated Subsidiaries' Interest Expense during such most recently ended Rolling Period (as determined in accordance with GAAP) of not less than the ratio set forth in the right-hand column:

     PERIOD                                            MINIMUM RATIO
     ------                                            -------------
     Date hereof through 3/31/98                       1.75: 1
     4/1/98 - 12/31/98                                 2.00: 1
     1/1/99 and thereafter                             2.25: 1

     5.18. FIXED CHARGE COVERAGE. Maintain at all times a Fixed Charge Coverage Ratio of not less than 1.00 to 1, measured as of the last day of the most recently ended fiscal quarter.

     5.19. COMMUNICATIONS LEVERAGE RATIO. Maintain at all times during the periods set forth in the left-hand column, Communications Leverage Ratio measured as of the last day of the most recently ended quarter of not less than the ratio set forth in the right-hand column:

     PERIOD                                            MINIMUM RATIO
     ------                                            -------------
     Date hereof through 3/31/98                       10.50: 1
      4/1/98 -  9/30/98                                10.25: 1
     10/1/98 - 12/31/98                                10.00: 1
      1/1/99 -  3/31/99                                 9.50: 1
      4/1/99 -  9/30/99                                 9.00: 1
     10/1/99 -  3/31/00                                 8.00: 1
      4/1/00 - 12/31/00                                 6.50: 1
      1/1/01 - 12/31/01                                 5.50: 1
      1/1/02 and thereafter                             4.50: 1

     5.20. COMMUNICATIONS INTEREST COVERAGE. Maintain at all times during the periods set forth in the left-hand column, a ratio of Communications Operating Cash Flow measured as of the most recently ended quarter to Communications Interest Expense, for the most recently completed Rolling Period, of not less than the amount set forth in the right-hand column:

     PERIOD                                            MINIMUM RATIO
     ------                                            -------------
     4/1/99 - 12/31/99                                 1.10: 1
     1/1/00 and thereafter                             1.25: 1

          5.21. INTEREST RATE PROTECTION. Within 60 days from the date hereof, enter into interest rate protection agreements in a form acceptable to Managing Agents and from one or more of the Banks or an institution acceptable to Managing Agents, with respect to at least fifty percent (50%) of the Loan outstanding on the date of this Agreement and for a period of at least two years; provided, however, that (a) the protected rate shall be no greater than 2.5% above the all-in rate on the date hereof; (b) Banks shall be granted a security interest in the Collateral in the Security Agreement to the extent of each Bank's credit exposure under such interest rate protection agreements which is pari passu with that of Agent on behalf of the Banks; (c) each such Bank shall calculate its credit exposure in a reasonable and customary manner; and (d) all documentation for such interest rate protection shall conform to ISDA standards and must be acceptable to Managing Agents with respect to intercreditor issues.

          5.22. MANAGEMENT CHANGES. Notify Banks in writing within thirty (30) days after any change of Borrower's or Communications' senior management personnel.

          5.23. SUCCESSOR ADMINISTRATIVE AGENT. In the event of the appointment of any successor Administrative Agent pursuant to Paragraph 9.15 hereof, to execute and deliver any documents reasonably requested by Banks to effectuate and confirm the transfer to such successor Administrative Agent of all rights, powers, duties, obligations and property vested in its predecessor Administrative Agent hereunder.

          5.24. TRANSACTIONS AMONG AFFILIATES. Cause all transactions between and among Affiliates to be on an arms-length basis and on such terms and conditions as are customary in the applicable industry between and among unrelated entities.

          5.25. DEPOSIT ACCOUNT. Maintain at least one demand deposit account with Administrative Agent.

          5.26. OTHER INFORMATION. Provide Banks with any other documents and information, financial or otherwise, reasonably requested by Banks from time to time.

                                    SECTION 6

                               NEGATIVE COVENANTS

          So long as the Commitment or any indebtedness of Borrower to Banks remains outstanding hereunder, each of the Borrower and each Guarantor (except Communications and its Subsidiaries other than Borrower and its Subsidiaries) covenants and agrees that without Required Banks' prior written consent it will not, and will not permit any Subsidiary to:

          6.1. INDEBTEDNESS. Borrow any monies or create any Indebtedness except: (i) the Loan; (ii) intercompany loans and advances from Borrower to any Guarantor other than Communications and the Cellular Partnerships; (iii) borrowings by the Cellular Partnerships from Borrower, pursuant to Cellular Partnership Promissory Notes assigned by Borrower to Administrative Agent on behalf of Banks, subject to the limitations set forth in Paragraphs 4.1(c)(i) and (ii) hereof; (iv) Indebtedness incurred in connection with interest rate protection agreements entered into pursuant to Paragraph 5.21 hereof; (v) Indebtedness of the Borrower to Communications, provided such indebtedness (A) is unsecured, (B) is expressly subordinated to the Loan pursuant to a Subordination Agreement, and (C) is subject to terms acceptable to the Borrower and Managing Agents; (vi) Indebtedness of Dobson Telephone outstanding on the date hereof and any additional indebtedness, including refinancings thereof up to such amount plus, either separately or as a part of such refinancing, up to Five Million Dollars ($5,000,000); PROVIDED, HOWEVER, that prior to incurring such additional Indebtedness, Borrower shall execute a compliance certificate evidencing pro forma compliance with the covenants contained herein, after giving effect to the additional Indebtedness, and PROVIDED, FURTHER, that upon an Event of Default or Default hereunder, Required Banks may elect to repay such indebtedness in full on behalf of Dobson Telephone and perfect a first priority security interest in the assets of Dobson Telephone; and (vii) trade indebtedness in the ordinary course of business for value received.

          6.2. GUARANTEES. Guarantee or assume or agree to become liable in any way, either directly or indirectly, for any additional indebtedness or liability of others except: (i) to endorse checks or drafts in the ordinary course of business and (ii) the obligations of the Guarantors under the Guaranty Agreement.

          6.3. LOANS. Make any loans or advances to others other than (i) except as set forth in Paragraphs 4.1(c)(i) and (ii) hereof with respect to the Cellular Partnerships, loans and advances from Borrower to the Guarantors which, in the case of the Cellular Partnerships, shall be evidenced by Cellular Partnership Promissory Notes from the Cellular Partnerships to Borrower assigned by Borrower to Administrative Agent on behalf of Banks and (ii) hereof, and (ii) loans or advances by Borrower to Communications or any Subsidiary of Communications not directly owned by Borrower to the extent permitted in accordance with Paragraph
6.6 hereof.

          6.4. LIENS AND ENCUMBRANCES. Create, permit or suffer the creation of any liens, security interests, or any other encumbrances on any of its property, real or personal, except in favor of Banks as security for the Loan, and except: (i) liens for taxes, assessments or other governmental charges, federal, state or local, which are then being currently contested in good faith by appropriate proceedings and are covered by appropriate reserves maintained in cash or cash equivalents and in accordance with GAAP; (ii) pledges or deposits to secure obligations under workmen's compensation, unemployment insurance or social security laws or similar legislation; (iii) deposits to secure performance or payment bonds, bids, tenders, contracts, leases, franchises or public and statutory obligations required in the ordinary course of business;
(iv) deposits to secure surety, appeal or custom bonds required in the ordinary course of business; and (v) liens in the assets of Dobson Telephone in favor of the RUS to secure Dobson Telephone's obligations under the Telephone/RUS Agreement.

          6.5. ADDITIONAL NEGATIVE PLEDGE. Agree or covenant with or promise any person or entity other than the Banks that it will not pledge its assets or properties or otherwise grant any liens, security interests or encumbrances on its property on terms similar to those set forth in Paragraph 6.4 hereof.

          6.6. RESTRICTED PAYMENTS. Make any Restricted Payments; provided, however, that, except as otherwise provided in subparagraph (b) below, so long as there exists no Event of Default or Default under this Agreement and no Event of Default or Default will be caused thereby, Borrower may:

               (a) if (1) the Communications Leverage Ratio is greater than or equal to 4.50 to 1 but less than 5.50 to 1, make distributions, including without limitation, any dividends, advances or loans, to Communications or any Subsidiary of Communications not directly owned by Borrower if a mandatory prepayment is made pursuant to Paragraph 2.9(b)(i)(C) hereof and (2) the Communications Leverage Ratio is less than 4.50 to 1, Borrower may make such dividend, advance or loan and shall not be required to make a prepayment of the Loan or to reduce the Commitment;

               (b) commencing after the first four interest payments on the Communications Bond Debt have been made, so long as no Event of Default (other than an Event of Default under subparagraph (b) of Paragraph 9.1 hereof) exists or would be caused thereby, pay dividends or make loans or advances to Communications in an amount sufficient to pay regularly scheduled interest payments on the Communications Bond Debt in accordance with the Communications Bond Debt in effect on the date hereof; provided, however, in the event that any other Event of Default has occurred and is continuing, Borrower may, commencing after the first four interest payments on the Communications Bond Debt have been made, declare and pay dividends to Communications or make loans or advances to Communications in an amount which shall not exceed (A) amounts then required to make any past due payment of interest on the Communications Bond Debt by reason of such Event of Default, and (B) the next regularly scheduled payment of interest on the Communications Bond Debt if, but only if, (1) such Event of Default (from the date of notice of the existence of the earliest such Event of Default if more than one exists) has continued for 180 days and has not been cured or waived; (2) such Event of Default is not an Event of Default set forth in subparagraphs (a), (j), or (k) of Paragraph 9.1 hereof; and (3) the Banks have not demanded payment in full of all obligations due and owing by the Borrower under this Agreement and the Collateral Documents; and

               (c) on the date hereof make a Seven Million Five Hundred Fifty-One Thousand Dollar ($7,551,000) distribution to Communications to fund a distribution by Communications to its shareholders of which approximately $6,000,000 shall be further distributed by Communications to the Trust Borrowers and used by the Trust Borrowers to repay the Trust Loan in full;

               (d) declare and pay no more than six (6) distributions or dividends between the date hereof and the Final Maturity Date which, in the aggregate do not exceed Seven Million Five Hundred Thousand Dollars ($7,500,000) and which are used by Communications only to fund the acquisition or development of New Businesses;

               (e) Texas 2, Oklahoma 5, Oklahoma 7, Oklahoma Independent 5 and Oklahoma Independent 7 may make distributions in accordance with their respective Partnership Agreements in an amount sufficient to pay the cash tax liabilities of their respective partners for federal and state income taxes directly attributable to the profit of each such Partnership attributable to the applicable partner.

          6.7.  TRANSFER OF ASSETS; LIQUIDATION.

               (a) Sell, lease, transfer or otherwise dispose of all or any portion of its assets, real or personal, including pursuant to a sale and leaseback, lease and leaseback or similar arrangement, except (i) such transactions in the normal and ordinary course of business for value received, provided that the aggregate value of assets transferred in all such transactions does not exceed Seven Million Five Hundred Thousand Dollars ($7,500,000) in any calendar year; (ii) sale and leaseback transactions between Borrower and any Subsidiary of Borrower with respect to any real or personal property, so long as Borrower is the purchaser/lessor in each such transaction and the aggregate value of assets transferred in all such transactions does not exceed $1,000,000; and (iii) other sales or dispositions of assets if the consideration received by the Borrower or the applicable Guarantor or Subsidiary is at least equal to the fair market value of the assets sold or disposed of, at least eighty-five percent (85%) of the consideration received consists of cash or cash equivalents and the Borrower makes the payment required pursuant to Paragraph 2.9(b)(i)(A) hereof; and

               (b) discontinue, liquidate, or change in any material respect any part of its operations or business(es).

          6.8. ACQUISITIONS AND INVESTMENTS. Purchase or otherwise acquire (including without limitation by way of share exchange) any part or amount of the capital stock or assets of, or make any investments (other than Permitted Investments, subject to the conditions and limitations set forth in the definition thereof) in, any other firm or corporation; or enter into any new business activities or ventures not directly related to its present business; or merge or consolidate with or into any other firm or corporation except merge with any of its Subsidiaries provided that Borrower is the surviving entity of such merger; or create any Subsidiary; PROVIDED, HOWEVER that in the absence of an Event of Default or Default under this Agreement and if no Default or Event of Default will be caused thereby, the Borrower may make acquisitions of entities engaged in the domestic cellular industry ("Permitted Acquisitions") provided that: (a) prior to such Permitted Acquisition Borrower provides a compliance certificate to Banks demonstrating pro forma compliance with all terms and conditions of this Agreement; (b) Borrower or a Subsidiary acquires one hundred percent (100%) ownership interests or assets of the operations of any such entity being acquired; and (c) for any acquisitions with an aggregate purchase price (including cash and non-cash consideration and any contingent payments or deferred purchase price) in excess of Fifteen Million Dollars ($15,000,000), Borrower shall: (1) provide Banks with a ten (10) year cash flow projection for the entity to be acquired indicating continued compliance with this Agreement; and (2) receive the prior written approval from the Required Banks.

          6.9. PAYMENTS TO AFFILIATES. Pay any salaries or other compensation, consulting fees or management fees or other like payments to individuals who are Affiliates of Borrower in any fiscal year other than in the ordinary course of business for services rendered without any profit or margin with respect thereto.

          6.10. USE OF PROCEEDS. Use any of the proceeds of the Loan, directly or indirectly, to purchase or carry margin securities within the meaning of Regulation U of the Board of Governors of the Federal Reserve System; or engage as its principal business in the extension of credit for purchasing or carrying such securities.

          6.11. AGREEMENTS. Amend or modify any provision of, or waive any condition under the Acquisition Agreements.

          6.12. AMENDMENTS TO DOCUMENTS. Amend or permit any amendments to Borrower's Articles of Incorporation as in effect on the date of this Agreement or Communications Bond Debt.
                                    SECTION 7

                      NEGATIVE COVENANTS OF COMMUNICATIONS

          So long as the Commitment or any indebtedness of the Borrower to Banks remains outstanding hereunder, Communications covenants and agrees that it will not, and with respect to Paragraph 7.4 hereof, it will not permit any Subsidiary to, without Required Banks' prior written consent:

          7.1. INDEBTEDNESS. Borrow any monies or create any Indebtedness except: (i) unsecured Indebtedness (A) to which Communications has provided a compliance certificate to Banks evidencing pro forma compliance with all terms and conditions of this Agreement, (B) which is on terms reasonably acceptable to the Managing Agents, which shall include without limitation that such Indebtedness is non-recourse to Borrower and all Guarantors, (C) with respect to which Borrower complies with the provisions of Paragraph 2.9(b)(i)(B) hereof, and (D) which, in the aggregate, does not exceed a maximum amount of Seventy Five Million Dollars ($75,000,000); and (ii) the Communications Bond Debt.

          7.2. GUARANTEES. Guarantee or assume or agree to become liable in any way, either directly or indirectly, for any additional indebtedness or liability of others except to endorse checks or drafts in the ordinary course of business except Communications' guaranty of the Loan provided herein.

          7.3. LOANS. Make any loans or advances to others other than (i) loans to Borrower provided such loans are unsecured, are expressly subordinated to the Loan pursuant to a Subordination Agreement and as subject to terms and conditions acceptable to the Borrower and Managing Agents and (ii) loans and advances to Subsidiaries of Communications other than Borrower and its Subsidiaries.

          7.4. LIENS AND ENCUMBRANCES. Create, permit or suffer the creation of any liens, security interests, or any other encumbrances on any of its property, real or personal, except in favor of Banks as security for the Loan, and except: (i) existing liens securing specified Indebtedness approved by the Banks; (ii) liens for capital leases, taxes, assessments or other governmental charges, federal, state or local, which are then being currently contested in good faith by appropriate proceedings and are covered by appropriate reserves maintained in cash or cash equivalents and in accordance with GAAP; (iii) liens of mechanics, carriers, warehousemen or materialmen required in the ordinary course of business and not yet due and payable; (iv) pledges or deposits to secure obligations under workmen's compensation, unemployment insurance or social security laws or similar legislation; (v) deposits to secure performance or payment bonds, bids, tenders, contracts, leases, franchises or public and statutory obligations required in the ordinary course of business; (vi) deposits to secure surety, appeal or custom bonds required in the ordinary course of business; (vii) liens on the assets (but not the stock) of DCC PCS, Inc. to secure DCC PCS, Inc.'s indebtedness, and Dobson Telephone to secure indebtedness due RUS; (viii) the pledge of the Shares of the Borrower in favor of Banks; and
(ix) liens on the fund and investments held pursuant to the Escrow Agreement in favor of the trustee for the holders of the Communications Bond Debt.

          7.5. ADDITIONAL NEGATIVE PLEDGE. Agree or covenant with or promise any person or entity other than the Banks and the trustee for the holders of the Communications Bond Debt that it will not pledge its assets or properties or otherwise grant any liens, security interests or encumbrances on its property on terms similar to those set forth in Paragraph 7.4 hereof.

          7.6. COMMUNICATIONS BOND DEBT. (i) Amend or modify any provision of, waive any condition under the Communications Bond Debt; (ii) make any optional redemptions, prepayments or other payments on the Communications Bond Debt other than (a) regularly scheduled interest payments, and (b) if applicable, any Special Redemption or Special Repurchase Offer, as defined in the Communications Bond Debt offering memorandum; (iii) use dividends received from the Borrower for any purpose other than to make regularly scheduled interest payments on the Communications Bond Debt or to acquire or develop New Businesses as set forth herein; (iv) use the proceeds of the Communications Bond Debt for any purpose other than (1) to make a contribution to the equity of the Borrower and (2) to fund the accounts and purchase the investments under the Escrow Agreement; and
(v) use the cash and investments held under the Escrow Agreement for any purpose other than to make contributions to the equity of Borrower, to make interest payments on the Communications Bond Debt as and when due and, if applicable, to fund the Special Redemption or Special Purchase Offer and pay expenses relating to the Communications Bond Debt.

          7.7. AMENDMENTS TO DOCUMENTS. Amend or permit any amendments to Communications' Amended Articles of Incorporation as in effect on the date of this Agreement.

          7.8. INDEBTEDNESS TO SUBSIDIARIES. Permit any Subsidiary, other than the Borrower, to borrow any monies or create any Indebtedness except Indebtedness which: (A) is non-recourse to the Borrower and all Guarantors and
(B) complies with all terms and conditions of this Agreement.


                                    SECTION 8

                   ADDITIONAL COLLATERAL AND RIGHT OF SET OFF

          8.1. ADDITIONAL COLLATERAL. As additional collateral for the payment of any and all of Borrower's indebtedness and obligations to Banks, whether matured or unmatured, now existing or hereafter incurred or created hereunder or otherwise, Borrower, Communications and each Guarantor hereby grant to Banks a security interest in and lien upon all funds, balances or other property of any kind of the Borrower, or in which the Borrower has an interest, limited to the interest of the Borrower therein, whether now or hereafter in the possession, custody or control of any Bank.

          8.2. RIGHT OF SET-OFF. Each Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Bank to or for the credit or the account of the Borrower, Communications or any Subsidiary against any and all of the obligations of the Borrower or Communications now or hereafter existing under this Agreement and the Note held by such Bank, irrespective of whether such Bank shall have made any demand under this Agreement or such Note and although such obligations may be unmatured.
Each Bank agrees promptly to notify Borrower after any such set-off and application made by such Bank; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Bank under this Section 8 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which such Bank may have.

                                    SECTION 9

                                     DEFAULT

          9.1. EVENTS OF DEFAULT. Each of the following events shall be an Event of Default hereunder:

               (a) If Borrower shall fail to pay when due any installment of principal, or any interest, fees, costs, expenses or any other sum payable to Banks hereunder or otherwise;

               (b) If any representation or warranty made herein or in connection herewith or in any statement, certificate or other document furnished hereunder is false or misleading in any material respect when made;

               (c) If Borrower, Communications, any Guarantor or any Subsidiary shall default in the payment or performance of any obligation or Indebtedness to another either singly or in the aggregate in excess of $3,000,000, whether now or hereafter incurred;

               (d) If Dobson Telephone shall default in the payment or performance of any obligation or Indebtedness to another either singly or in the aggregate in excess of $3,000,000, whether now or hereafter incurred;

               (e) If there shall be a default in or failure to observe at any test date the covenants set forth in Paragraphs 5.15 through 5.20 hereof,
Section 6 or 7 hereof;

               (f) If there shall exist any default in the performance of any other agreement or covenant contained herein (other than as provided in subparagraphs (a), (b) or (e) above) or in any document executed or delivered in connection herewith, including without limitation any Collateral Security Document, and such default shall continue uncured for twenty (20) days after notice thereof to Borrower given by Administrative Agent pursuant to the direction of Required Banks;

               (g) If Everett Dobson or the Everett R. Dobson Irrevocable Family Trust shall cease to maintain at least 50.1% of the voting control (directly or indirectly) of Communications; if Communications shall cease to own (directly or indirectly) one hundred percent (100%) of the issued and outstanding Shares of the Borrower, if Borrower shall cease to own one hundred percent (100%) of the issued and outstanding Shares of its Subsidiaries and any New Subsidiary (if applicable) (other than the Cellular Partnerships); or if Cellular shall cease to own at least the percentage interest in the Cellular Partnerships which it owns on the date hereof;

               (h) If the Banks cease to hold 100% of the issued and outstanding Shares of common stock of Borrower and its Subsidiaries as collateral;

               (i) If Everett Dobson shall cease to hold a senior management position with Communications or Borrower, unless such event is by reason of his death or disability and management replacement arrangements satisfactory to Banks are made within two (2) months after such death or three (3) months after the commencement of such period of disability;

               (j) If custody or control of any substantial part of the property of Borrower or any of its Subsidiaries or any Guarantor shall be assumed by any governmental agency or any court of competent jurisdiction at the instance of any governmental agency; if any material license or franchise shall be suspended, revoked, not renewed prior to its stated expiration or otherwise terminated; or if Borrower or any of its Subsidiaries, a Guarantor or an Operating Company is required by any franchising authority or by court order or administrative order to halt construction or operations under any license or franchise and such action shall continue uncorrected for thirty (30) days after the applicable entity has received notice thereof; or if any governmental regulatory authority or judicial body shall make any other final non-appealable determination the effect of which would be to affect materially and adversely the operations of Borrower or any of its Subsidiaries, a Guarantor or an Operating Company as now conducted; or

               (k) If Borrower, Communications or any of their respective Subsidiaries, or any Guarantor becomes insolvent, bankrupt or generally fails to pay its debts as such debts become due; is adjudicated insolvent or bankrupt; admits in writing its inability to pay its debts; or shall suffer a custodian, receiver or trustee for it or substantially all of its property to be appointed and if appointed without its consent, not be discharged within thirty (30) days; makes an assignment for the benefit of creditors; or suffers proceedings under any law related to bankruptcy, insolvency, liquidation or the reorganization, readjustment or the release of debtors to be instituted against it and if contested by it not dismissed or stayed within thirty (30) days; if proceedings under any law related to bankruptcy, insolvency, liquidation, or the reorganization, readjustment or the release of debtors is instituted or commenced by Borrower, Communications or any of their respective Subsidiaries, or any Guarantor; if any order for relief is entered relating to any of the foregoing proceedings; if Borrower, Communications or any of their respective Subsidiaries, or any Guarantor shall call a meeting of its creditors with a view to arranging a composition or adjustment of its debts; or if Borrower, Communications or any of their respective Subsidiaries, or any Guarantor shall by any act or failure to act indicate its consent to, approval of or acquiescence in any of the foregoing;

               (l) If any event or condition shall exist which could reasonably be expected to cause a material adverse change in the business, operations, properties or financial positions of the Borrower, Communications any Guarantor or any of their respective Subsidiaries, or an Operating Company;

               (m) If any event or condition shall occur or exist with respect to any activity or substance regulated under the Environmental Control Statutes and as a result of such event or condition, Borrower, Communications, any Guarantor or any of their respective Subsidiaries, shall have incurred or in the opinion of the Banks be reasonably likely to incur a liability in excess of $3,000,000 during any consecutive twelve (12) month period;

               (n) If any judgment, writ, warrant or attachment or execution or similar process which calls for payment or presents liability in excess of $3,000,000 shall be rendered, issued or levied against Borrower, Communications, any Guarantor or any of their respective Subsidiaries or any of their respective property and such process shall not be paid, waived, stayed, vacated, discharged, settled, satisfied or fully bonded within sixty (60) days after its issuance or levy;

               (o) If the Horizon Systems Acquisition and the Maryland Acquisition have not been completed by April 30, 1997; or

               (p) If the Reorganization does not receive final FCC approval by May 15, 1997.

          9.2. REMEDIES. Upon the happening of any Event of Default and at any time thereafter so long as such Event of Default has not been waived or cured, at the election of Required

Banks, and by notice by Administrative Agent to Borrower (except if an Event of Default described in Paragraph 9.1(k) shall occur in which case acceleration shall occur automatically without notice), Required Banks may
(i) terminate the Commitment, and/or (ii) declare the entire unpaid balance, principal, interest and fees, of all indebtedness of Borrower to Banks, hereunder or otherwise, to be immediately due and payable. Upon a declaration of acceleration, the Commitment shall immediately and automatically terminate and Banks shall have no further obligation to make any Advances and the immediate right to enforce or realize on any Collateral in any manner or order they deem expedient without regard to any equitable principles of marshaling or otherwise. In addition to any rights granted hereunder or in any documents delivered in connection herewith, Banks shall have all the rights and remedies granted by any applicable law, all of which shall be cumulative in nature.

                                    SECTION 10

                                    THE BANKS

          This Section sets forth the relative rights and duties of Administrative Agent and Banks respecting the Loan and does not confer any enforceable rights on Borrower against Banks or create on the part of Banks any duties or obligations to Borrower.

          10.1. APPLICATION OF PAYMENTS. Administrative Agent shall apply all payments of principal, interest, commitment fee or other amounts hereunder made to Administrative Agent by or on behalf of Borrower, to Banks on the basis of their Pro Rata Shares of the outstanding principal balance of Indebtedness hereunder, except the fees payable under the Fee Letters and Paragraph 2A.4 hereof, which shall be paid solely to Administrative Agent and to the Managing Agents under the Fee Letters. Such distribution of payments shall be made promptly in federal funds immediately available at the office of each Bank set forth in Schedule 1 attached hereto.

          10.2. SETOFF. In the event a Bank, by exercise of its right of setoff, or otherwise, reduces Indebtedness owing to it hereunder to an amount less than its Pro Rata Share of indebtedness outstanding hereunder immediately following such setoff, such Bank shall purchase a portion of the indebtedness hereunder owing to each other Bank so that after such purchase each Bank shall hold its Pro Rata Share of all the indebtedness then outstanding hereunder, provided that if all or any portion of such setoff amount is thereafter recovered from such Bank, such purchase shall be rescinded and the purchase price restored to the extent of any such recovery, but without interest.

          10.3. MODIFICATIONS AND WAIVERS. No modification or amendment hereof, consent hereunder or waiver of Event of Default shall be effective except by written consent of the Required Banks, provided, however, that (a) the written consent of all Banks shall be required to: (i) decrease the rate of interest, (ii) modify the amount of the Commitment, or the Banks' respective shares thereof, (iii) change the dates of required Commitment reductions or under the Collateral Security Documents, (iv) decrease the commitment fee, (v) consent to the taking of any action which is prohibited by Paragraph 6.12 hereof, (vi) change the Final Maturity Date, (vii) release any Collateral except as expressly permitted to be sold or transferred pursuant to Paragraph 6.7(a) hereof or otherwise expressly specified herein, (viii) approve the terms of Subordinated Debt, (ix) amend the definition of Required Banks, or (x) modify or waive the provisions of this Paragraph 10.3. Any amendment or waiver made pursuant to this Section 10.3 shall apply to and bind all of the Banks and any future holder of any Notes.

          10.4. OBLIGATIONS SEVERAL. The obligations of the Banks hereunder are several, and each Bank hereunder shall not be responsible for the obligations of the other Banks hereunder, nor, will the failure of one Bank to perform any of its obligations hereunder relieve the other Banks from the performance of their respective obligations hereunder.

          10.5. BANKS' REPRESENTATIONS. Each Bank represents and warrants to the other Banks that (i) it has been furnished all information it has requested for the purpose of evaluating its proposed participation under this Agreement; and (ii) it has decided to enter into this Agreement on the basis of its independent review and credit analysis of Borrower, this Agreement and the documentation in connection therewith and has not relied for such analysis on any information or analysis provided by any other Bank.

          10.6. INVESTIGATION. No Bank shall have any obligation to the others to investigate the condition of Borrower or any of the Collateral or any other matter concerning the Loan.

          10.7. POWERS OF ADMINISTRATIVE AGENT. Administrative Agent shall have and may exercise those powers specifically delegated to Administrative Agent herein, together with such powers as are reasonably incidental thereto.

          10.8. GENERAL DUTIES OF AGENTS, IMMUNITY AND INDEMNITY. In performing their respective duties as Administrative Agent and Managing Agents hereunder, Administrative Agent and Managing Agents will each take the same care as it takes in connection with loans in which it alone is interested, subject to the limitations on liabilities contained herein; provided that neither Administrative Agent nor any Managing Agent shall be obligated to ascertain or inquire as to the performance of any of the terms, covenants or conditions hereof by Borrower. Neither Administrative Agent nor any Managing Agent nor any of their respective directors, officers, agents or employees shall be liable for any action or omission by any of them hereunder or in connection herewith except for its gross negligence or willful misconduct. Subject to such exception, each of the Banks hereby indemnifies each of the Administrative Agent and Managing Agent on the basis of such Bank's Pro Rata Share, against any such liability, claim, loss or expense. Each Documentation Agent and Syndication Agent shall have no duties or obligations, and incur no liabilities, in its capacity as such hereunder.

          10.9. NO RESPONSIBILITY FOR REPRESENTATIONS OR VALIDITY, ETC. Each Bank agrees that Administrative Agent shall not be responsible to any Bank for any representations, statements, or warranties of Borrower herein. Neither

Administrative Agent nor any of its directors, officers, employees or agents shall be responsible for the validity, effectiveness, sufficiency or enforceability of this Agreement and any collateral security therefor, or any documents relating thereto or for the priority of any of Banks' security interests in any such collateral security.

          10.10. ACTION ON INSTRUCTION OF BANKS; RIGHT TO INDEMNITY. Administrative Agent shall in all cases be fully protected in acting or refraining from acting hereunder in accordance with written instructions to it signed by Required Banks unless the consent of all the Banks is expressly required hereunder in which case Administrative Agent shall be so protected when acting in accordance with such instructions from all the Banks. Such instructions and any action taken or refrained from pursuant thereto shall be binding on all the Banks, provided that except where action of Required Banks or all Banks is required herein, Administrative Agent may act hereunder in its own discretion without requesting such instructions. Administrative Agent shall be fully justified in failing or refusing to take any action hereunder unless it shall first be specifically indemnified to its satisfaction by the other Banks on the basis of their respective Pro Rata Shares, against any and all liability and expense which it may incur by reason of taking or continuing to take any such action.

          10.11. EMPLOYMENT OF AGENTS. In connection with its activities hereunder, Administrative Agent may employ agents and attorneys-in-fact and shall not be answerable, except as to money or securities received by it or its authorized agents, for the default or misconduct of agents or attorneys-in-fact selected with reasonable care.

          10.12. RELIANCE ON DOCUMENTS. Administrative Agent shall be entitled to rely upon (a) any paper or document reasonably believed by it to be genuine and correct and to have been signed or sent by the proper person or persons and
(b) upon the opinion of its counsel with respect to legal matters.

          10.13. ADMINISTRATIVE AGENT'S RIGHTS AS A BANK. With respect to its share of the Indebtedness hereunder, Administrative Agent shall have the same rights and powers hereunder as any other Bank and may exercise the same as though it were not Administrative Agent. Each of the Banks may accept deposits from, lend money to, and generally engage in any kind of banking or trust business with Borrower as if it were not Administrative Agent or a Bank hereunder.

          10.14. EXPENSES. Each of the Banks shall reimburse Administrative Agent, from time to time at the request of Administrative Agent, for its Pro Rata Share of any reasonable expenses incurred by Administrative Agent in connection with the performance of its functions hereunder, provided however that in the event Banks shall reimburse Administrative Agent for expenses for which Borrower subsequently reimburse Administrative Agent, Administrative Agent shall remit to each Bank the respective amount received from such Bank against such expenses.

          10.15. RESIGNATION OF ADMINISTRATIVE AGENT. Administrative Agent may at any time resign its position as Administrative Agent, without affecting its position as a Bank, by giving written notice to Banks and Borrower. Such resignation shall take effect upon the appointment and acceptance of a successor agent in accordance with this Paragraph. In the event Administrative Agent shall resign, Required Banks shall appoint a Bank as successor agent. If within thirty (30) days of the Administrative Agent's notice of resignation no successor agent shall have been appointed by Banks and accepted such appointment, then Administrative Agent, in its discretion may, subject to acceptance by such successor, appoint any other Bank as a successor agent.

          10.16. SUCCESSOR ADMINISTRATIVE AGENT. Upon its acceptance, the successor Administrative Agent appointed pursuant to Paragraph 10.15 shall execute and deliver to its predecessor and Banks an instrument in writing accepting such appointment, and thereupon such successor, without any further act, deed or conveyance, shall become fully vested with all the properties, rights, duties and obligations of its predecessor Administrative Agent. The predecessor Administrative Agent shall deliver to its successor Administrative Agent forthwith all Collateral, documents and moneys held by it as Administrative Agent, if any, whereupon such predecessor Administrative Agent shall be discharged from its duties and obligations as Administrative Agent under this Agreement.

          10.17. COLLATERAL SECURITY. Administrative Agent will hold, administer and manage any Collateral pledged from time to time hereunder either in its own name or as Administrative Agent, but each Bank shall hold a direct, undivided pro-rata beneficial interest therein, on the basis of its Pro Rata Share, by reason of and as evidenced by this Agreement.

          10.18. ENFORCEMENT BY ADMINISTRATIVE AGENT. All rights of action under this Agreement and under the Notes and all rights to the Collateral Security, if any, hereunder may be enforced by Administrative Agent and any suit or proceeding instituted by Administrative Agent in furtherance of such enforcement shall be brought in its name as Administrative Agent without the necessity of joining as plaintiffs or defendants any other Bank, and the recovery of any judgment shall be for the benefit of Banks subject to the expenses of Administrative Agent.

                                   SECTION 11

                                  MISCELLANEOUS

          11.1. INDEMNIFICATION AND RELEASE PROVISIONS. Borrower and Communications each hereby agree to defend Administrative Agent and each Bank and its directors, officers, agents, employees and counsel from, and hold each of them harmless against, any and all losses, liabilities (including without limitation settlement costs and amounts, transfer taxes, documentary taxes, or assessments or charges made by any governmental authority), claims, damages, interest, judgments, costs, or expenses, including without limitation reasonable fees and disbursements of counsel, incurred by or asserted against any of them arising out of or in connection with or by reason of this Agreement, the Commitment, the making of the Loan or any Collateral Security Document, including without limitation, any and all losses, liabilities, claims, damages, interests, judgments, costs or expenses relating to or arising under any Environmental Control Statute or the application of any such

Statute to Borrower's or any Guarantor's or any Subsidiary's properties or assets, except, however, to the extent resulting from a Bank's own willful misconduct or gross negligence; provided, however, that the Administrative Agent, the Banks and their respective directors, officers, agents, employees and counsel shall in no event be liable for any consequential damages. Borrower, Communications and each Guarantor each hereby release Administrative Agent and each Bank and its respective directors, officers, agents, employees and counsel from any and all claims for loss, damages, costs or expenses caused or alleged to be caused by any act or omission on the part of any of them, excepting, however, to the extent resulting from a Bank's own wilful misconduct or gross negligence. All obligations provided for in this Paragraph 11.1 shall survive any termination of this Agreement or the Commitment and the repayment of the Loan.

          11.2. PARTICIPATIONS AND ASSIGNMENTS. Borrower hereby acknowledges and agrees that a Bank may at any time: (a) grant participations in all or any portion of its Pro Rata Share of the Loan or any Note or of its right, title and interest therein or in or to this Agreement (collectively, "Participations") to any other lending office or to any other bank, lending institution or other entity which has the requisite sophistication to evaluate the merits and risks of investments in Participations ("Participants"); provided, however, that:
(i) all amounts payable by Borrower hereunder shall be determined as if such Bank had not granted such Participation; (ii) any agreement pursuant to which any Bank may grant a Participation: (x) shall provide that such Bank shall retain the sole right and responsibility to enforce the obligations of Borrower hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provisions of this Agreement; (y) such participation agreement may provide that such Bank will not agree to any modification, amendment or waiver of this Agreement without the consent of the Participant if such modification, amendment or waiver would reduce the principal of or rate of interest on the Loan or postpone the date fixed for any payment of principal of or interest on the Loan; and (z) shall not relieve such Bank from its obligations, which shall remain absolute, to make Advances hereunder; and
(b) assign all or any portion of its rights under this Agreement and its Notes;

provided, however, that: (i) each assignees shall become subject to this Agreement as a Bank by execution of an Assignment and Assumption Agreement in substantially the form attached hereto as EXHIBIT I; (ii) at such time Schedule 1 shall be modified to reflect the Pro Rata Shares and Maximum Principal Amounts of such new Bank and of the existing Banks; (iii) upon surrender of the old Notes (or the furnishing of a standard indemnity letter from the respective assigning Bank in respect of any lost Notes) new Notes will be issued, at the Borrower s expense, to such new Bank and to the assigning Bank, such new Notes to be in conformity with Paragraph 2.2 (with appropriate modifications) to the extent needed to reflect the revised Pro Rata Shares and Maximum Principal Amounts; (iv) such assignments must be in minimum amounts of $5,000,000; (v) assignees other than Affiliates of a Bank or the Federal Reserve Bank will be subject to the prior written consent of Borrower (except during the continuance of an Event of Default) and the Managing Agents, which consent shall not be unreasonably withheld; and (vi) assignments (other than by Managing Agents) will be subject to the payment by the assigning bank to the Administrative Agent of a $3,500 transfer fee.

          11.3. BINDING AND GOVERNING LAW. This Agreement and all documents executed hereunder shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns and shall be governed as to their validity, interpretation and effect by the laws of the Commonwealth of Pennsylvania.

          11.4. SURVIVAL. All agreements, representations, warranties and covenants of Borrower contained herein or in any documentation required hereunder shall survive the execution of this Agreement and the making of the Loan hereunder and except for Paragraphs 5.10 and 11.1 which provide otherwise, will continue in full force and effect as long as any Indebtedness or other obligation of Borrower to any Bank remains outstanding.

          11.5. NO WAIVER; DELAY. If Banks or any of them shall waive any power, right or remedy arising hereunder or under any applicable law, such waiver shall not be deemed to be a waiver upon any other Bank or the later occurrence or recurrence of any of events giving rise to such power, right or remedy with respect to any Bank. No delay by Banks in the exercise of any power, right or remedy shall, under any circumstances, constitute or be deemed to be a waiver, express or implied, of the same and no course of dealing between the parties hereto shall constitute a waiver of Banks' powers, rights or remedies. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

          11.6. MODIFICATION; WAIVER. No modification or waiver of any provision of this Agreement or any Note, nor any consent to any departure by Borrower herefrom or therefrom, shall in any case be effective unless the same be in writing, and signed by the requisite Banks and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No notice to or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in any similar or other circumstances.

          11.7. HEADINGS. The various headings in this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or any provision hereof.

          11.8. NOTICES. Any notice, request or consent required hereunder or in connection herewith shall be deemed satisfactorily given if in writing and delivered by hand, by telecopy or mailed (registered or certified mail) to the parties at their respective addresses or telecopier numbers set forth below or such other addresses or telecopier numbers as may be given by any party to the others in writing:

          if to Borrower:

                Dobson Operating Company
                13439 N. Broadway Extension, Suite 200
                Oklahoma City, Oklahoma  73114
                Attention: Everett Dobson
                Telecopier: 405-391-8515
          if to Administrative Agent:

                CoreStates Bank, N.A.
                1339 Chestnut Street
                Philadelphia, PA  19101
                Attention: Philip D. Harrison
                Telecopier: 215-786-7721

          if to Banks and Managing Agents:

                to the names, addresses and telecopier numbers set forth on Schedule 1 attached hereto

          11.9. PAYMENT ON NON-BUSINESS DAYS. Whenever any payment to be made hereunder shall be stated to be due on a day other than a Business Day, such payment may be made on the next succeeding Business Day, provided however that such extension of time shall be included in the computation of interest due in conjunction with such payment or other fees due hereunder, as the case may be.

          11.10. TIME OF DAY. All time of day restrictions imposed herein shall be calculated using Administrative Agent's local time.

          11.11. SEVERABILITY. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

          11.12. COUNTERPARTS. This Agreement may be executed in any number of counterparts with the same effect as if all the signatures on such counterparts appeared on one document, and each such counterpart shall be deemed to be an original.

          11.13. CONSENT TO JURISDICTION AND SERVICE OF PROCESS. The Borrower irrevocably appoints the president and the registered service agent of Communications as its attorney upon whom may be served any notice, process or pleading in any action or proceeding against it arising out of or in connection with the Agreement or any of the Collateral Security Documents; and the Borrower hereby consents that any action or proceeding against it be commenced and maintained in any court within the Commonwealth of Pennsylvania or in the United States
District Court for the Eastern District of Pennsylvania by service of process on any such officer; and the Borrower agrees that the courts of the Commonwealth of Pennsylvania and the United States District Court for the Eastern District of Pennsylvania shall have jurisdiction with respect to the subject matter hereof and the person of the Borrower and the Collateral. Notwithstanding the foregoing, the Bank, in its absolute discretion may also initiate proceedings in the courts of any other jurisdiction in which the Borrower may be found or in which any of its properties or Collateral may be located.

          11.14. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE NOTE OR COLLATERAL SECURITY DOCUMENTS OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF ANY BANK OR ADMINISTRATIVE AGENT. THIS PROVISION IS A MATERIAL INDUCEMENT FOR EACH BANK'S ENTERING INTO THIS AGREEMENT.

          11.15. ACKNOWLEDGMENTS. BORROWER ACKNOWLEDGES THAT IT HAS HAD THE ASSISTANCE OF COUNSEL IN THE REVIEW AND EXECUTION OF THIS AGREEMENT AND, SPECIFICALLY, PARAGRAPH 11.14 HEREOF, AND FURTHER ACKNOWLEDGES THAT THE MEANING AND EFFECT OF THE FOREGOING WAIVER OF JURY TRIAL HAS BEEN FULLY EXPLAINED TO BORROWER BY SUCH COUNSEL.

          IN WITNESS WHEREOF, the undersigned, by their duly authorized officers and trustees, as applicable, have executed this Agreement the day and year first above written.

Attest:                       DOBSON OPERATING COMPANY

By: /s/ Stephen Dobson             By: /s/ Everett R. Dobson
   ---------------------------         ----------------------------------------
   Name:  Stephen Dobson               Name:  Everett R. Dobson
   Title: Secretary                    Title: President

[CORPORATE SEAL]

                                   CORESTATES BANK, N.A., for itself
                                   as Administrative Agent and as Managing Agent


                                   By: /s/ Philip D. Harrison
                                      -----------------------------------------
                                      Name:  Philip D. Harrison
                                      Title: Assistant Vice President


                             [EXECUTIONS CONTINUED]

                                   FIRST UNION NATIONAL
                                   BANK OF NORTH CAROLINA,
                                   for itself, as Documentation Agent
                                   and as Managing Agent


                                   By: /s/
                                      -----------------------------------------
                                      Name:
                                      Title:


                                   NATIONSBANK OF TEXAS, N.A.
                                   for itself, as Syndication Agent
                                   and as Managing Agent

                                   By: /s/ David G. James
                                      -----------------------------------------
                                      Name:  David G. James
                                      Title: Vice President


                                   Each of the undersigned GUARANTORS
                                   hereby acknowledges that it has
                                   reviewed this Credit Agreement and
                                   agrees that the representations and
                                   covenants contained in Sections
                                   Three, Five, Six and Seven hereof
                                   apply to Guarantors:


                                   DOBSON COMMUNICATIONS CORPORATION


                                   By: /s/ Everett R. Dobson
                                      -----------------------------------------
                                      Name:  Everett R. Dobson
                                      Title: President


                                   DOBSON CELLULAR SYSTEMS, INC.

                                   By: /s/ G. Edward Evans
                                      -----------------------------------------
                                      Name:  G. Edward Evans
                                      Title: President


                             [EXECUTIONS CONTINUED]

                                   DOBSON CELLULAR OF WOODWARD, INC.


                                   By: /s/ G. Edward Evans
                                      -----------------------------------------
                                      Name:  G. Edward Evans
                                      Title: President


                                   DOBSON CELLULAR OF ENID, INC.


                                   By: /s/ G. Edward Evans
                                      -----------------------------------------
                                      Name:  G. Edward Evans
                                      Title: President


                                   DOBSON FIBER COMPANY, INC.


                                   By: /s/ Everett R. Dobson
                                      -----------------------------------------
                                      Name:  Everett R. Dobson
                                      Title: Chairman of the Board and
                                             Chief Executive Officer


                                   DOBSON CELLULAR OF KANSAS/MISSOURI,  INC.


                                   By: /s/ G. Edward Evans
                                      -----------------------------------------
                                      Name:  G. Edward Evans
                                      Title: President


                                   DOBSON CELLULAR OF MARYLAND, INC.


                                   By: /s/ G. Edward Evans
                                      -----------------------------------------
                                      Name:  G. Edward Evans
                                      Title: President

                                   DOBSON CELLULAR OF ARIZONA, INC.


                                   By: /s/ G. Edward Evans
                                      -----------------------------------------
                                      Name:  G. Edward Evans
                                      Title: President

                             [EXECUTIONS CONTINUED]

                                   TEXAS RSA NO. 2 LIMITED PARTNERSHIP
                                   By:  Dobson Cellular Systems, Inc.,
                                        Its Managing General Partner


                                   By: /s/ G. Edward Evans
                                      -----------------------------------------
                                      Name:  G. Edward Evans
                                      Title: President


                                   OKLAHOMA RSA 5 LIMITED PARTNERSHIP
                                   By:  Dobson Cellular Systems, Inc.,
                                        Its Managing General Partner


                                   By: /s/ G. Edward Evans
                                      -----------------------------------------
                                      Name:  G. Edward Evans
                                      Title: President


                                   OKLAHOMA RSA 7 LIMITED PARTNERSHIP
                                   By: Dobson Cellular Systems, Inc.,
                                       Its Managing General Partner


                                   By: /s/ G. Edward Evans
                                      -----------------------------------------
                                      Name:  G. Edward Evans
                                      Title: President